THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT

TO §15-48-10, CODE OF LAWS OF SOUTH CAROLINA (1976)

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

by and among

SANTOLUBES MANUFACTURING LLC AND SANTOLUBES SPARTANBURG HOLDINGS LLC
as the Buying Parties,

AND

BLACKMAN UHLER SPECIALTIES, LLC,
AND
SYNALLOY CORPORATION,
as the Selling Parties

Dated

October 2, 2009

TABLE OF CONTENTS

1.	Purchase and Sale Purchased Business.	1

1.1	Purchased Assets	1

1.2	Synalloy Quit Claim Conveyance	3

1.3	Excluded Assets	3

1.4	Assumed Liabilities	3

1.5	Excluded Liabilities	4

1.6	Closing Date	4

1.7	Purchase Price.	4

1.8	Allocation of Purchase Price	6

1.9	Other Calculations	6

2.	Purchase and Sale of Real Property.	6

2.1	Purchase and Sale	6

2.2	Real Property Purchase Price.	6

2.3	Conveyance	6

2.4	Title Insurance	7

2.5	Review Right, Inspection and Survey	7

2.6	Closing	7

2.7	Taxes; Closing Costs and Prorations.	7

2.8	Allocation of Real Property Purchase Price	7

3.	Representations and Warranties of the Selling Parties.	8

3.1	Organization and Authority	8

3.2	Authorization; Binding Obligation	8

3.3	No Violations	8

3.4	Real Property.	8

3.5	Intellectual Property.	9

3.6	Environmental Matters	10

3.7	Product Liability Claims; Warranties.	11

3.8	Taxes	12

3.9	Financial Statements.	12

3.10	Absence of Changes	12

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3.11	Title to Assets; Purchased Assets Complete	13

3.12	Permits, Licenses	13

3.13	This section is intentionally left blank.	13

3.14	Compliance with Laws and Litigation	14

3.15	Labor Relations; Employees	14

3.16	Employees Benefit Plans	14

3.17	Agreements	15

3.18	Books and Records	15

3.19	Approvals and Filings	15

3.20	Operating Condition	15

3.21	Purchased Business	15

3.22	Transactions with Affiliated Parties	15

3.23	Inventory	16

3.24	Accounts Receivable	16

3.25	Accounts Payable	16

3.26	Indebtedness	16

3.27	Undisclosed Liabilities	16

3.28	Liabilities; Solvency.	16

3.29	Customer List	17

3.30	Supplier List	17

3.31	Brokers	17

3.32	Full Disclosure	17

4.	Representations and Warranties of the Buying Parties	18

4.1	Organization and Authority	18

4.2	Authorization; Binding Obligation	18

4.3	No Violations	18

4.4	Brokers	18

5.	Certain Covenants.	18

5.1	General	18

5.2	Information	19

5.3	Employees.	19

5.4	Completion of Identified Environmental Projects	19

5.5	Reimbursement for Augusta Pump and Treat Obligations	20

5.6	Santolubes's Post-Closing Payment and Contract Duties	21

5.7	Santolubes's Utility Duties	21

5.8	Adjustments for Taxes	21

5.9	Name Change	21

5.10	Further Assurances	21

6.	Closing.	22

6.1	Closing Deliveries of the Selling Parties	22

6.2	Closing Deliveries of Santolubes	23

7.	Conditions Precedent to Santolubes’s Obligations	24

7.1	Representations and Warranties of both the Selling Parties True at the Closing	24

7.2	Performance by the Selling Parties	24

7.3	Litigation	24

7.4	Delivery of Materials	24

8.	Conditions Precedent to Obligations of the Selling Parties	24

8.1	Representations and Warranties of the Buying Parties True at the Closing	24

8.2	Performance by Santolubes	24

8.3	Delivery of Materials	24

8.4	Purchase Prices	24

9.	Survival of Representations, Warranties and Covenants; Indemnification.	24

9.1	Survival	24

9.2	Indemnification by the Selling Parties	25

9.3	Indemnification by Santolubes	25

9.4	Timing of Delivery of Notice of Claim	26

9.5	Limitation of Liability	26

9.6	Right of Subrogation	26

9.7	No Duplication	27

9.8	Exclusive Remedy	27

9.9	Notice of Claim	27

9.10	Direct Claims	27

9.11	Third Party Claims.	27

9.12	Effect of Investigation	28

9.13	Workers' Compensation Claims	28

10.	Miscellaneous Provisions.	28

10.1	Bulk Sales Laws, Sales, Use and Transfer Tax	28

10.2	Restrictive Covenants.	29

10.3	Notices	30

10.4	Expenses	31

10.5	Entire Agreement, Modification	31

10.6	Assignment; Binding Effect	31

10.7	Additional Assurances	31

10.8	Consents, Approvals and Discretion	32

10.9	Governing Law	32

10.10	Arbitration	32

10.11	Waiver	33

10.12	Rules of Interpretation.	33

10.13	Public Announcement	34

10.14	Severability	34

10.15	Amendment of Agreement	34

10.16	Execution in Counterparts	34

10.17	No Third Party Beneficiary	34

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule A                                Products
Schedule 1.1(e)                                           Assigned Contracts
Schedule 1.1(h)                                           Permits
Schedule 1.8                                Allocation of Purchase Price for the Purchased Assets
Schedule 2.1                                Description of Spartanburg Site
Schedule 2.8                                Allocation of Purchase Price for the Real Property
Schedule 3.4(a)                                           Real Property
Schedule 3.6                                Environmental Matters
Schedule 3.7(b)                                           Product Liability Claims
Schedule 3.9                                Financial Statements
Schedule 3.10                                           Absence of Changes
Schedule 3.11                                           Permitted Liens
Schedule 3.12                                           Permits, Licenses
Schedule 3.15                                           Purchased Business Employees
Schedule 5.4                                Identified Retained Environmental Projects
Schedule 5.5                                Identified Transferred Environmental Projects
Schedule 7.3                                Litigation

EXHIBITS

Annex A                                Definitions
Exhibit A                                Real Property Lease
Exhibit B                                Outsourcing Agreement
Exhibit C                                RCRA Permit Financial Assurance Agreement

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AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of October 2, 2009, by and among SantoLubes Manufacturing LLC, a Missouri limited liability company ("Santolubes"), SantoLubes Spartanburg Holdings LLC, a South Carolina limited liability company ("Santolubes Spartanburg") (collectively, Santolubes and Santolubes Spartanburg are the "Buying Parties"), Blackman Uhler Specialties, LLC, a South Carolina limited liability company ("BU") and Synalloy Corporation, a Delaware corporation ("Synalloy") (collectively, BU and Synalloy are the "Selling Parties").    Unless otherwise indicated, capitalized terms used herein shall have the meanings given such terms in Annex A of this Agreement.

W I T N E S S E T H:

WHEREAS, BU engages in the specialty chemical business from a plant site in Spartanburg, South Carolina (the "Spartanburg Site"), and in the past also conducted such specialty chemical business from a plant site in Augusta, Georgia (the "Augusta Site"), where it manufactures, uses sells and distributes the products listed on Schedule A (the "Products"), and performs conversions under toll and contractual agreements (the "Purchased Business"); and

WHEREAS, Synalloy owns all the real estate and improvements containing the Spartanburg Site and the Augusta Site (collectively, "Sites") and formerly conducted the Purchased Business from the Sites; and

WHEREAS, BU desires to sell, transfer and assign to Santolubes, and Santolubes desires to purchase and acquire from BU, substantially all of the assets of BU associated with the Purchased Business excluding the Sites, and Santolubes has agreed to assume certain of the Liabilities of BU relating to the Purchased Business, all on the terms set forth herein; and

WHEREAS, Synalloy desires to sell, transfer and assign the Spartanburg Site to Santolubes Spartanburg, and Santolubes Spartanburg desires to buy the Spartanburg Site from Synalloy;

NOW THEREFORE, in consideration of the premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Selling Parties and the Buying Parties agree as follows:

1. PURCHASE AND SALE PURCHASED BUSINESS.

1.1 Purchased Assets.  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, BU shall sell, transfer, assign, convey and deliver to Santolubes, and Santolubes shall purchase from BU, free and clear of all Liens (except Permitted Liens and subject to the Excluded Assets set forth in Section 1.3), all of the assets that are used, owned, or leased by BU and that are used or held for use by BU in or in connection with the Purchased Business, including, without limitation:

(a) All improvements and fixtures owned by BU and located on or at the Spartanburg Site;

(b) all of BU's owned or leased equipment, machinery, fixtures and improvements, tooling, spare parts, supplies, tools, dies, and other material located upon or in the Spartanburg Site or used in or in connection with the operation of the Purchased Business, including without limitation, all of the items of equipment and machinery, identified and/or included in the Master Balance Sheet, and all of the replacements for any of the foregoing, and any rights of BU to the warranties and licenses received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and set-off with respect to said items, but only to the extent such rights are assignable (the "Manufacturing Equipment");

(c) all of the motor vehicles, whether or not licensed or registered to operate on public highways, including, without limitation, automobiles, trucks, forklifts, loaders, self-propelled carts, sweepers and other motorized equipment, used or held for use by BU in the conduct of the Purchased Business, including without limitation, those vehicles and equipment identified and/or included in the Master Balance Sheet, and all spare parts, fuel and other supplies, tools and other items used or held for use by BU in the operation or maintenance thereof (collectively, the "Motor Vehicles");

(d) All Product-related Inventory, wherever located as of the Closing Date as well as BU's right to receive Product-related Inventory that was ordered by BU from suppliers prior to but not received by BU as of the Closing Date;

(e) All of BU's Contracts relating exclusively or principally to the Purchased Business or the manufacture, purchase, use, sale and distribution (or any of them) of the Products, all of which are set forth on Schedule 1.1(e) (the "Assigned Contracts"), provided, however, none of the following Contracts are included in the Assigned Contracts: (1) all computer, software, telephone (except rights to BU's telephone number(s)), financial, employee support or other services, goods and accommodations which Synalloy or any Affiliate of Synalloy furnished to BU prior to Closing, and (2) Contracts involving the lending of money to or for the benefit of BU;

(f) All deposits and rights associated with prepaid expenses, if any, made by BU that are accrued but unused as of the Closing Date and that relate exclusively to the Assigned Contracts, including, without limitation, the items listed or otherwise included in the Master Balance Sheet (the "Prepaid Expenses");

(g) the Intellectual Property Assets as described in Section 3.5, including BU's domain name, web addresses, and telephone number(s);

(h) to the extent their transfer is permitted by Law, all Permits related to the Purchased Business, including all applications therefore, including, without limitation, those identified on Schedule 1.1(h);

(i) all trade, customer accounts and notes receivable, unbilled retention, costs in excess of billings, unbilled revenues, reimbursable costs and expenses and other claims for money due to BU relating to the Purchased Business, including, without limitation, those identified and/or included in the Master Balance Sheet (collectively, the "Accounts Receivables"); provided, however, no Accounts Receivable owed by any Affiliate of Synalloy are included in the Accounts Receivable or the Purchased Assets unless the same are included in the Master Balance Sheet;

(j) all mailing lists, equipment maintenance records, warranty information, specifications for plant facilities and products, records of plant operations and the source and disposition of materials used and produced therein, standard forms of documents, manuals of operation or business procedures, and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of the Purchased Business;

(k) all BU customer lists, including that certain recently generated list of all of BU's customers, that have purchased the Products since January 1, 2007, setting forth the name and address of each such customer (the "Customer List");

(l) all BU supplier lists, including that certain recently generated list of all of BU's suppliers that have supplied Inventory related to the Purchased Business and the Products, since January 1, 2007, setting forth the name and address of each such supplier (the "Supplier List");

(m) all books, files and records of BU relating to the business and operations of the Purchased Business (other than minutes of corporate meetings, capital stock ledger and purely corporate records which Santolubes may agree are not necessary or advisable to the conduct of the Purchased Business);

(n) all goodwill of BU relating to the Purchased Business;

(o) all claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment of every kind and nature that relate to the Purchased Business, the Purchased Assets and the Products; and

(p) all other personal property owned by BU or used or held for use by BU in the conduct of the Purchased Business, of whatever type or description including, without limitation, all furniture, office equipment, communicating equipment, computers, and office supplies (but excluding, however, any computer equipment, telephone equipment or software in which BU owns or owned a partial interest together with Synalloy and/or any Affiliate of Synalloy).

The Purchased Business, including, without limitation, the foregoing properties and assets of BU (excepting those assets expressly excluded by Section 1.2), are herein referred to as the "Purchased Assets" (which term, however, when used herein with respect to any date prior to the Closing Date, shall be deemed to refer to the properties and assets of BU that would constitute the "Purchased Assets" hereunder if the Closing were to take place on such date).

1.2 Synalloy Quit Claim Conveyance.   Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, Synalloy, by a Bill of Sale, shall convey to the Buying Parties all right, title and interest of Synalloy, if any, in (a) the fixtures and improvements that are located on the Spartanburg Site and are not otherwise conveyed to Santolubes Spartanburg by Synalloy pursuant to Section 2.3, and (b) all chemical manufacturing/processing equipment and supplies located at the Spartanburg Site and used in connection with the Purchased Business.  Such conveyance by Synalloy shall be free and clear of all Liens, except Permitted Liens.

1.3  Excluded Assets.  Notwithstanding the provisions of Sections 1.1 and 1.2, it is hereby agreed that the Purchased Assets shall not include, and BU and Synalloy are not selling to Santolubes, and Santolubes is not purchasing or acquiring from BU or Synalloy, those assets expressly excluded in Sections 1.1 (e), (i), (m) and (p) (the assets expressly excluded by this Section 1.3, collectively the "Excluded Assets").

1.4 Assumed Liabilities.  At the Closing, Santolubes shall by written instrument assume, and after the Closing shall perform and discharge (i) the Liabilities and obligations of BU under the Assigned Contracts but only to the extent any required third party consents to the assignment and transfer thereof to Santolubes has been obtained and only to the extent such Liabilities and obligations relate to periods subsequent to the Closing and do not arise from acts or omissions of the BU that give rise to a breach of any of the Assigned Contracts, (ii) all Accounts Payable of BU incurred in the ordinary course of the Purchased Business, but only to the extent so reflected in the Master Balance Sheet subject to any adjustments reflected in the Revised Closing Date Balance Sheet, and (iii) all Accruals of BU incurred in the ordinary course of the Purchased Business, but only to the extent so reflected in the Master Balance Sheet subject to any adjustments reflected in the Revised Closing Date Balance Sheet (collectively, the "Assumed Liabilities").  The undertakings of Santolubes referred to in this Section 1.4 shall not in any way limit Santolubes's right of recourse as set forth in this Agreement for any breach of the covenants, representations or warranties of BU contained herein.  The assumption by Santolubes of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any Contracts or arrangements with BU.  Nothing herein shall prevent Santolubes from contesting with a third party in good faith any of the Assumed Liabilities.

1.5 Retained Liabilities.  Except for the Assumed Liabilities, Santolubes shall not assume or incur any Liabilities or obligations of BU (the "Retained Liabilities").  BU shall remain liable to pay, perform and discharge, any and all of the Retained Liabilities; provided however, that BU makes no such commitment with regard to Environmental Claims.

1.6 Closing Date.  The purchase and sale of the Purchased Assets provided for in Section 1.1 (the "Closing") shall take place October 2, 2009, at the office of BU at the Spartanburg Site contemporaneously with the execution and delivery of this Agreement by the Buying Parties and the Selling Parties on the date set forth above, provided all of the conditions specified in Articles 7 and 8 shall have been satisfied or waived, or at such other place or time or on such other date as BU and Santolubes may agree upon in writing The effective date and time of the sale and purchase transactions described in this Agreement shall be 11:59 p.m., October 2, 2009 (such date and time being herein called the "Closing Date").

1.7  Purchase Price.(a) Purchase Price.  The purchase price for the Purchased Assets (the "Purchase Price") shall be the Net Book Value on the Closing Date, as shown in the Master Balance Sheet, subject to any adjustments determined in accordance with Section 1.7(c) below.  The Purchase Price shall be adjusted and paid in the amount and in the manner set forth in Sections 1.7(b) and (c) below.

(b) Payment Amount.  At the Closing, Santolubes shall pay to BU, in United States dollars by wire transfer of immediately available funds, the Purchase Price as calculated by reference to a preliminary Master Balance Sheet prepared by the Selling Parties based on the most recent financial information of the Selling Parties as of the Closing Date, which information may not reflect all financial transactions of BU occurring on or shortly before the Closing Date.  Within five (5) Business Days following the Closing Date, the Selling Parties shall update the preliminary Master Balance Sheet with financial information of the Selling Parties based on the actual financial information of BU as of the Closing Date and shall furnish this revised Master Balance Sheet to Buying Parties by said fifth Business Day.  If the Purchase Price determined in the revised Master Balance Sheet is less that the Purchase Price determined in the preliminary Master Balance Sheet, the Selling Parties shall immediately pay such difference to Santolubes. If the Purchase Price determined in the revised Master Balance Sheet is greater that the Purchase Price determined in the preliminary Master Balance Sheet, Santolubes shall immediately pay such difference to the Selling Parties.  Nothing in this Section 1.7 (b) shall affect or in any way prejudice the parties’ rights and obligations under Section 1.7 (c).

(c) Purchase Price Adjustment.

(i) Revised Closing Date Balance Sheet.  As soon as practicable after the Closing, but no later than the ninetieth (90th) day following the Closing, Santolubes, at its expense, may prepare and deliver, or cause to be prepared and delivered, to BU (i) a balance sheet that reflects proposed adjustments to the Master Balance Sheet (the "Revised Closing Date Balance Sheet") and (ii) a schedule (the "Revised Closing Schedule") setting forth a calculation of any difference between the Purchase Price paid at Closing, and the Net Book Value of the Purchased Assets based on the Revised Closing Date Balance Sheet. The Revised Closing Date Balance Sheet and the Revised Closing Schedule shall be prepared in a manner consistent with Section 1.7(c)(v).

(ii) Protest Notice.  Within thirty (30) days after Santolubes's delivery of the Revised Closing Date Balance Sheet and the Revised Closing Schedule to BU, BU may deliver written Notice, which may be electronic, to Santolubes of any objections, including the basis therefor, BU may have to the Revised Closing Date Balance Sheet and/or the Revised Closing Schedule (the "Protest Notice").  Unless otherwise agreed by BU and Santolubes in writing, the failure of BU to deliver such Protest Notice within the prescribed time period will constitute BU's irrevocable acceptance of the Revised Closing Date Balance Sheet and the Revised Closing Schedule.

(iii) Resolution of Protest.  If Santolubes and BU are unable to resolve any accounting disagreement with respect to the Revised Closing Date Balance Sheet and/or the Revised Closing Schedule within twenty (20) days following the delivery of any Protest Notice, then either BU or Santolubes may refer the items in dispute (the "Contested Items") to a nationally recognized firm of independent public accountants as to which BU and Santolubes mutually agree (the "Accountants"), which will not be the regular accounting firm of BU or Santolubes or any firm providing material services thereto.  Any undisputed amount due from BU to Santolubes or Santolubes to BU, as the case may be, shall be paid within five (5) Business Days after delivery of the Protest Notice as set forth in Section 1.7(c)(ii), with payment calculated and paid as set forth in Section 1.7(c)(iv).  Promptly, but not later than thirty (30) days after acceptance of their appointment, the Accountants will determine resolution of (based solely on presentations to the Accountants by BU and Santolubes and not by independent review) and will render a report as to the Contested Items and the resulting Revised Closing Date Balance Sheet and Revised Closing Schedule, which report will be conclusive and binding upon BU and Santolubes.  In resolving any Contested Item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by BU or Santolubes or less than the lowest value for such item claimed by BU or Santolubes, in each case as presented to the Accountants.  The fees and expenses of the Accountants shall be borne on a proportionate basis by each of BU and Santolubes, based on the inverse proportion of the respective percentages of the dollar value of disputed issues determined in favor of BU and Santolubes.  In making its determination, the Accountants shall only consider the Contested Items that remain in dispute.

(iv) Payment of Adjustment.  Within five (5) Business Days after the final determination of the Revised Closing Date Balance Sheet and the Revised Closing Schedule (or with respect to undisputed amounts thereon or the failure of BU to submit a timely Protest Notice) pursuant to the provisions of this Section 1.7(c), the amount shall be calculated and paid as follows:

(a) If the Net Book Value as determined in the Revised Closing Date Balance Sheet is less than the Purchase Price, BU shall pay for the account of Santolubes the amount of such difference by wire transfer of immediately available funds to the bank account specified by Santolubes.

(b) If the Net Book Value as determined in the Revised Closing Date Balance Sheet is greater than the Purchase Price, Santolubes shall pay to BU the amount of such difference by wire transfer of immediately available funds to the bank account specified by BU.

(c) To the extent amounts are owed by both BU and Santolubes, the amounts due shall be netted and the party with the remaining amount payable shall wire funds as set forth above.

The amount of any payment to be made pursuant to this Section 1.7(c)(iv) shall bear interest from and including the Closing Date, but excluding the date of payment, at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.  BU or Santolubes, as the case may be, shall provide wire instructions to Santolubes or BU, as the case may be, with respect to any such payment at least two (2) Business Days prior to the payment thereof.

(v) Determinations.  The Net Book Value for all purposes of this Agreement shall be calculated in accordance with GAAP, and to the extent consistent therewith, in accordance with BU's historical practices.

(vi) Cooperation.  For purposes of complying with the terms set forth herein, each party will reasonably cooperate with and promptly make available to the other party and its auditors and representatives all information, records, data and supporting papers relevant to the preparation of the Revised Closing Date Balance Sheet and the Revised Closing Schedule and any adjustment being disputed, and will cause BU to permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Revised Closing Date Balance Sheet and the Revised Closing Schedule and the resolution of any disputes thereunder.

1.8 Allocation of Purchase Price.  BU and Santolubes acknowledge and agree that the consideration paid by Santolubes for the Purchased Assets shall be allocated as set forth on Schedule 1.8, which allocation is consistent with the requirements of Section 1060 of the Code and the regulations thereunder.  Each party hereto agrees (i) to complete jointly and to file separately Form 8594 with its Federal income tax return, consistent with such allocation, for its current tax year, and (ii) that it will no take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the consent of the other party.

1.9  Other Calculations.  All assets and Liabilities in respect of the business of BU affecting the calculation of the Purchase Price shall be determined, and all utilities, property taxes, lease payments and similar items of expense (exclusive of insurance) in respect of the Purchased Business and Purchased Assets of BU, and BU's reserves for the same as of the Closing Date, shall be shown or included in the Master Balance Sheet.

2.  PURCHASE AND SALE OF REAL PROPERTY.

2.1 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date, Synalloy shall sell, transfer and convey to Santolubes Spartanburg, the Spartanburg Site, which site is more fully described in Schedule 2.1, together with all buildings, fixtures and other improvements located on the Spartanburg Site and rights and interests associated therewith or otherwise appurtenant thereto (collectively, the "Real Property").  Contemporaneously with the purchase and sale of the Real Property, Santolubes Spartanburg, as lessor, and Synalloy, as lessee, shall execute and deliver a lease, substantially in the form attached as Exhibit A, with respect to a portion of the Spartanburg Site (the "Real Property Lease").

2.2 Real Property Purchase Price.  The purchase price for the Real Property shall be One Million One Hundred Twenty-Nine Thousand Nine Hundred Twenty-Two ($1,129,922.00) (the "Real Property Purchase Price").  The Real Property Purchase Price shall be paid by wire transfer of immediately available funds contemporaneously with the payment of the Purchase Price for the Purchased Assets and pursuant to written wire transfer instructions delivered by Synalloy to Santolubes Spartanburg prior to Closing.

2.3 Conveyance.  Synalloy shall convey to Santolubes Spartanburg at the Closing good, valid, marketable, indefeasible and insurable fee simple title to the Real Property that it is purchasing herein by limited warranty deed in customary recordable form reasonably acceptable to Santolubes Spartanburg, free and clear of any and all liens, claims, encumbrances, options, restrictions and adverse rights and interests whatsoever, save and except the Permitted Liens.

2.4 Title Insurance.  Santolubes Spartanburg shall be responsible for purchasing such title insurance, if any, as it deems advisable, and the Selling Parties shall have no liability to obtain or pay for such title insurance.

2.5 Review Right, Inspection and Survey.  Santolubes Spartanburg acknowledges and agrees that prior to the Closing Date it and its authorized representatives, including surveyor and environmental inspection personnel, have had reasonable access to the Real Property for the purpose of inspecting same and obtaining a survey or updated survey, and customary environmental investigation reports, as SantoLubes Spartanburg reasonably determined.  The Selling Parties have no responsibility to pay the cost of any such survey or environmental inspections or reports obtained by Santolubes Spartanburg.

2.6 Closing.  The closing of the purchase of the Real Property as contemplated by this Agreement shall occur simultaneously with, and at the same location as, the Closing of the Purchased Assets.

2.7 Taxes; Closing Costs and Prorations.

(a) Taxes.  All Taxes and special assessments accrued and not yet payable for the current tax year and relating to the Real Property and Equipment should be reflected as an Accrual in the Master Balance Sheet.

(b) Other Prorations.  All accrued and not yet payable utility costs for the Business as of the Closing Date should be reflected as an Accrual or Accounts Payable in the Master Balance Sheet, and to the extent a final meter reading is obtained as of the Closing Date, the final meter reading shall be utilized for purposes of allocating such utilities between the Selling Parties and the Buying Parties.

(c) Other Closing Costs.  The Buying Parties shall be responsible for paying the costs of any title search and abstracting fees, environmental examinations performed or requested by any of the Buying Parties, and the cost of any title insurance and survey procured by the Buying Parties.  Each party shall pay its own attorneys fees incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Closing as contemplated hereby.  Synalloy shall pay the recording fees and Taxes for the recording of the deed to Santolubes Spartanburg, and the Buying Parties shall pay the recording fee and Taxes for any mortgage securing any financing obtained by them.  Other closing costs shall be allocated between the parties in accordance with normal custom in connection with commercial real estate closing transactions in the community where the Real Property is located.

2.8 Allocation of Real Property Purchase Price.  Synalloy and Santolubes Spartanburg acknowledge and agree that the consideration paid by Santolubes for the Real Property shall be allocated as set forth on Schedule 2.8, which allocation is consistent with the requirements of Section 1060 of the Code and the regulations thereunder.  Synalloy and Santolubes Spartanburg agree (i) to complete jointly and to file separately Form 8594 with its Federal income tax return, consistent with such allocation, for its current tax year, and (ii) that it will no take a position on any income, transfer or gains tax return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the consent of the other party.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES.

With respect to the Purchased Business, the Purchased Assets and the Real Property, the Selling Parties jointly and severally hereby represent and warrant to the Buying Parties, as of the Closing Date, as follows:

3.1  Organization and Authority.  BU is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of South Carolina, and Synalloy is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Selling Parties have all power and authority necessary to carry on that portion of the Purchased Business as now conducted by them and to own or lease and operate the Purchased Business, Purchased Assets and Real Property as and in the places where such business is now conducted and such assets are now owned, leased or operated.  The Selling Parties are duly qualified or licensed to do business and are in good standing as a foreign limited liability company or foreign corporation, as the case may be, in each of the jurisdictions where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not or would not result in, or is not reasonably expected to result in, a Material Adverse Effect on the Purchased Business, the Purchased Assets or the Real Property.

3.2 Authorization; Binding Obligation.  The Selling Parties have the power and authority to execute and deliver this Agreement and the Transaction Documents and to perform and consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance by the Selling Parties of this Agreement and the Transaction Documents have been duly authorized and approved by all requisite corporate or company or other action, as applicable.  This Agreement and the Transaction Documents to be executed and delivered by either or both of the Selling Parties are the valid and legally binding obligation of the Selling Parties, enforceable against the Selling Parties in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby may be limited by bankruptcy and other similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.3 No Violations.  The execution, delivery and performance of this Agreement and the Transaction Documents by the Selling Parties and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or in a default under BU's certificate of formation or operating agreement (or other governing document), Synalloy's articles of incorporation or by-laws, or any statute applicable to the Selling Parties, any Contract to which either of the Selling Parties is a party or by which the Selling Parties or their properties are bound or affected, or any Order.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by the Selling Parties in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

3.4 Real Property.(a) The Real Property is the only real property owned or leased by the Selling Parties and used by the Selling Parties in the operation of the Purchased Business.  With respect to the Real Property: (i) Synalloy has good, valid and marketable fee simple title to such parcel, free and clear of any Lien except for the Permitted Liens; (ii) there are no leases, subleases, licenses, concessions, or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of the Real Property; (iii) there are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein; (iv) the Real Property has permanent, direct, immediate and uninterrupted rights of access to dedicated public rights of way and roads sufficient for the operation of the Purchased Business, and Synalloy has obtained all necessary curb cut permits or other necessary authorization from all applicable Governmental or Regulatory Authorities allowing Synalloy to connect and/or tie the Real Property directly into such public rights of way; (v) no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress; (vi) except for the Permitted Liens, the Real Property may be used and occupied for the Purchased Business, and no Laws prohibit the occupancy of the Real Property for such purpose; (vii) there are no commitments or agreements with any Governmental or Regulatory Authority affecting the Real Property that would be binding on the Buying Parties after the Closing Date that have not been specifically disclosed in writing in Schedule 3.4(a); (viii) the Selling Parties have not received notice of any condemnation, proposed condemnation or any similar proceeding affecting the Real Property and to the Knowledge of the Selling Parties, no such condemnations, proposed condemnations or any similar proceedings affecting the Real Property are planned;  (ix) the Real Property is serviced by public utilities or utilities that are available to the Real Property by valid, unencumbered and appurtenant easements, all such utilities are installed and operating and all installation and connection charges with respect thereto have been paid in full; (x) all Permits for use of such utilities have been obtained from all Governmental or Regulatory Authorities or other entities regulating the use thereof, and there is sufficient water, sewer, gas and electricity available to the Real Property to service properly the Purchased Business; (xi) there is not any claim of adverse possession or prescriptive rights involving the Real Property, and there are no parties in possession of any portion of the Real Property other than the Selling Parties; and (xii) no public improvements have been commenced and, to the Knowledge of the Selling Parties, no such public improvements are planned, which may result in special assessments against or otherwise materially adversely affect the Real Property.

(b) Except for the Permitted Liens, the current use of the Real Property does not violate any instrument of record or agreement affecting the Real Property.  There is no violation of any covenant, condition, restriction, easement, agreement or order of any Governmental or Regulatory Authority having jurisdiction over any of the Real Property that affects such Real Property or the use or occupancy thereof or which would adversely affect the Buying Parties' conduct of the Purchased Business following the Closing in substantially the same manner as BU conducting the Purchased Business prior to Closing.  To the Knowledge of the Selling Parties, no part of the Real Property consists of a wetlands area protected as such under applicable Law.

3.5 Intellectual Property.

(a) The following intellectual property of BU is included in the Purchased Assets (collectively, the "Intellectual Property Assets"): the name "Blackman Uhler," processes, common law trademarks, common law trade names, common law service marks, trade dress, logos, copyrights and mask works, domain names (and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing), trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), Permits, franchises, licenses, distribution rights and the like and other proprietary rights used in or relating to the Products, (in whatever form or medium), including all rights to institute and prosecute all suits and proceedings and take all actions necessary or proper to collect, assert or enforce any claim, right of title of any kind in and to the items listed above.

(b) With respect to the Intellectual Property Assets:  (i) BU owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property Assets, (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property Assets, has been made or is threatened; (iii) BU has received no notice of any infringement or misappropriation by any third party with respect to the Intellectual Property Assets; and (iv) with respect to the Intellectual Property Assets, BU has not infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third parties.

(c) The Intellectual Property Assets comprises all of the Intellectual Property that is owned by BU and used by BU in the operation of the Purchased Business as currently conducted.  All of the Intellectual Property Assets will be owned or available for use by Santolubes immediately after the Closing.

3.6 Environmental Matters.  Schedule 1.1(h) sets forth, and the Selling Parties have obtained, all Permits required under applicable Environmental, Health or Safety Laws in connection with the conduct and operations of the Purchased Business.  Each of such Permits is in full force and effect, and the Selling Parties are and have at all times been in compliance in all material respects with the terms and conditions of all such Permits and with any Environmental, Health or Safety Laws applicable to the Purchased Business, Real Property, or the Purchased Assets.  In addition, except as set forth in Schedule 3.6 (with paragraph references corresponding to those set forth below), to the Knowledge of the Selling Parties:

(a) There are no solid or hazardous waste management units located on or in the Real Property except for any which may have been properly closed in place and all remediation and clean up accomplished in accordance with all applicable Environmental, Health or Safety Laws.

(b) No underground fuel storage tanks are or have been located on or in the Real Property.

(c) Since August 13, 2008, no Order has been issued, no Environmental Claim has been filed or asserted, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority with respect to any alleged failure by either of the Selling Parties to have any Permits required under applicable Environmental, Health or Safety Laws in connection with the conduct and operations of the Purchased Business on or from the Real Property or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Substance generated by the Selling Parties on or from the Real Property, and there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such Order, Environmental Claim, penalty or investigation.

(d) Neither of the Selling Parties, or any other prior owner, lessee, or occupant of the Real Property has used the Real Property as a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local Law; and, without limiting the foregoing, (i) there are no surface impoundments for Hazardous Substances, active or abandoned, and (ii) no Hazardous Substance has been Released at, and no Hazardous Substance is present, on or under the Real Property in amounts or concentrations that require, or might require, investigation, removal or remedial actions under any Environmental, Health or Safety Law.

(e) With respect to the Purchased Business or any other business conducted from the Real Property, none of the Selling Parties or any other owner or occupant of the Real Property has been designated as potentially responsible under any Environmental, Health or Safety Law for investigative, removal or remedial costs related to the Purchased Business or the Real Property or activities that occurred thereon (including the generation, treatment, storage, or disposal of Hazardous Substances in connection with activities occurring at the Real Property), and none of the Selling Parties or any other owner or occupant of the Real Property has received any requests for information, administrative subpoena or other similar document from a Governmental or Regulatory Authority relating to the Purchased Business or Real Property (including the generation, treatment, storage, or disposal of Hazardous Substances in connection with activities occurring at the Real Property).

(f) With respect to the Purchased Business, no Hazardous Substance generated by the Selling Parties or any Person acting on behalf of either of the Selling Parties, including, without limitation, transporters of Hazardous Substances, has been recycled, treated, stored, disposed of or Released at any location, except in full compliance with all applicable Environmental, Health or Safety Laws.

(g) With respect to the Purchased Business or the Real Property, no notification of a Release of a Hazardous Substance under 42 USC 9603 has been filed by or on behalf of either of the Selling Parties and neither the Real Property nor any other site or facility now or previously owned, operated or leased by either of the Selling Parties is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or cleanup.

(h) No Liens have arisen under or pursuant to any Environmental, Health or Safety Law on the Real Property or with respect to the Purchased Business any other site or facility owned, operated or leased by either of the Selling Parties, and no federal, state or local Governmental or Regulatory Authority action has been taken or are in process that could subject any such site or facility to such Liens.

(i) Prior to the Closing, the Selling Parties have given the Buying Parties reasonable access to all environmental investigations, studies, audits, tests, reviews or other analyses with respect to the Purchased Business or the Real Property which exist to the Knowledge of the Selling Parties.

3.7 Product Liability Claims; Warranties.

(a) The Master Balance Sheet sets forth and/or includes all products liability and warranty claims that have been asserted in writing or threatened against BU or, asserted or threatened against any customer of BU or any other Person with respect to the Products.  No proceedings seeking the recall, withdrawal, suspension or seizure of any of the Products are pending or threatened against any of the Products.

(b) There have been no actual or threatened claims by any employees or contractors of BU or any other Persons, including any employees or contractors of any of BU's customers, asserting any claim for personal injury or illness arising from or relating to the Products, including any claims for workers compensation or claims under OSHA or any other comparable environmental regulatory acts or otherwise with respect to their use of or exposure to the Products.

(c) The express warranty provisions in certain Assigned Contracts set forth on Schedule 1.1(e), and BU's invoices to its customers and/or customers' purchase orders sent to BU contain any warranties which are currently provided by BU in connection with the sale or distribution of the Products and any other warranty under which BU or Santolubes may have any liability with respect to the sale of the Products at or prior to Closing or after Closing pursuant to contractual commitments entered into prior to Closing.

(d) There is no data or other findings that would contradict any materials published by BU with respect to the safety, toxicity or efficacy of the Products.

3.8 Taxes.  With respect to the Purchased Business, all federal, state, local and foreign tax reports and returns required by Law to be filed by the Selling Parties have been filed or will be filed by their normal or extended due dates, and all Taxes and other charges shown on said reports and returns or otherwise required to be paid have been paid other than those presently payable without penalty or interest.  Any sales or use taxes due in connection with the transaction contemplated hereby have been or will be paid by the Selling Parties.  With respect to the Purchased Business, the Selling Parties have required and collected sales tax exemption certificates from all of customers to whom sales were made without requiring sales tax collection and otherwise complied with applicable sales tax Laws (and has provided Santolubes with copies of all such certificates as part of the books and records included in the Purchased Assets).

3.9  Financial Statements.(a) Set forth on Schedule 3.9 are true, correct and complete copies of: (i) the financials for fiscal year 2007 (i.e., the balance sheet as of the end of the fiscal year, and the related statements of income and cash flow for the year then ended related to the Purchased Business); (ii) the financials for fiscal year 2008 (i.e., the balance sheet as of the end of the fiscal year, and the related statements of income and cash flow for the year then ended related to the Purchased Business); (iii) the financials for the first eight months of fiscal year 2009, which ended August 29, 2009 (i.e., the balance sheet dated as of August 29, 2009, and the related statements of income and cash flow for the eight months then ended related to the Purchased Business); and (iv) the Master Balance Sheet (collectively, the "Financial Statements").

(b) Each of the Financial Statements has been prepared in accordance with GAAP consistently applied, and present fairly, in all Material respects, the financial condition, the results of operations, cash flows and ownership of the Purchased Business as of the dates and for the periods indicated therein, and are consistent in all Material respects with the books and records of BU (which books and records are correct and complete in all Material respects).  The Master Balance Sheet includes a list of fixed assets, inventory and prepaid items as of the close of business as of the Closing Date and were derived using and consistent with, the accounting principles employed in preparing the year end financials for fiscal years 2007 and 2008.

3.10 Absence of Changes.  With respect to the Purchased Business and the Purchased Assets, since August 29, 2009, and except as otherwise disclosed on Schedule 3.10:

(a) BU has (i) conducted the Purchased Business only in the usual and ordinary course, (ii) operated the Purchased Business in all Material respects in accordance with past practices; and (iii) used its best efforts to preserve good business relationships with its employees, customers, suppliers and other persons having business relationships with it;

(b) there has not been any change in the condition (financial or otherwise), assets, Liabilities, capitalization, business or prospects of the Purchased Business, other than changes arising in the ordinary course of business, none of which has been adverse in any Material respect;

(c) BU has not suffered any strike or other labor trouble with the Purchased Business Employees and BU has not entered into any agreement or negotiation with any labor union or other representative of any of the Purchased Business Employees;

(d) with respect to the Purchased Business and the Purchased Assets, and other than in the ordinary course of its business as historically conducted, BU has not experienced, made, or agreed to a Material change with respect to (i) the availability, acquisition, composition, quantity, quality or cost of BU's raw material inventory, (ii) the quantity, quality, composition, value or price of BU's finished goods inventory, or (iii) the volume, price, composition, or profitability of BU's toll processing services;

(e) BU has not granted or promised to grant any increase in the salaries or compensation of any of the Purchased Business Employees, or granted or promised to grant any increase in the employment benefits of any character of, or granted or promised to grant any new benefits to, any Purchased Business Employees, except for routine promotions and salary raises all in the ordinary course of business as historically conducted (none of which exceed a raise of $10,000 per annum for any individual);

(f) with respect to the Purchased Business and the Purchased Assets, BU has not made any change in any method of accounting or accounting practice, including without limitation any change in depreciation or amortization policies or rates;

(g) with respect to the Purchased Business and the Purchased Assets, BU has not done any act or omitted to do any act, or permitted any act or omission to act, which has or could cause a breach of any Contract or commitment to which BU is a party or by which the Purchased Assets are bound or affected; and

(h) with respect to the Purchased Business and the Purchased Assets, BU has not entered into a Contract to do or engage in any of the foregoing.

3.11 Title to Assets; Purchased Assets Complete.  BU has good, valid and marketable title to the Purchased Assets free and clear of any Lien except for Permitted Liens (including those set forth on Schedule 3.11), and upon the transfer of the Purchased Assets to Santolubes at the Closing, Santolubes will own all of the Purchased Assets free and clear of any Lien except for Permitted Liens.  Synalloy has good, valid and marketable title to the Real Property free and clear of any Lien except for Permitted Liens, and upon the transfer of the Real Property to Santolubes Spartanburg at the Closing, Santolubes Spartanburg will own all of the Real Property free and clear of any Lien except for Permitted Liens.  Upon the transfer at the Closing of the Purchased Assets to Santolubes and the Real Property to Santolubes Spartanburg, the Buying Parties will collectively own all of the assets and rights (exclusive of the Excluded Assets) necessary for them to conduct the Purchased Business in a manner consistent with the manner in which BU conducted the Purchased Business on and prior to the Closing.

3.12  Permits, Licenses.  Except as set forth on Schedule 3.12, the Selling Parties hold all Permits necessary for or used to carry on the Purchased Business as now being conducted under currently effective Laws.  Set forth on Schedule 1.1(h) is a list of all Permits, and their respective dates of termination or renewal, owned or held by either or both of the Selling Parties relating to the ownership or operation of the Purchased Business, Real Property, or the Purchased Assets, together with any formal or specific notices or directives received from the Governmental or Regulatory Authority or Person issuing or responsible therefor, for which noncompliance with any such notice or directives could cause revocation, suspension or material diminution in the term of such item, all of which are in good standing.  The Selling Parties shall cooperate with the Buying Parties to the extent reasonably necessary to assist the Buying Parties in obtaining the Permits they deem necessary for the Buying Parties to conduct the Purchased Business.

3.13  This section is intentionally left blank.

3.14 Compliance with Laws and Litigation.  The Purchased Business and the Real Property are in compliance with all applicable Laws. There are no actions, suits, proceedings, Orders or governmental investigations pending or threatened against either of the Selling Parties related to the Purchased Business, the Purchased Assets or the Real Property except as disclosed in Schedule 7.3.  Notwithstanding anything herein to the contrary nothing in this Section 3.14 shall be applicable to any Environmental Health or Safety Laws or Environmental Claims, it being the parties' intention that warranties and representations from the Selling Parties regarding environmental matters shall be addressed and governed exclusively in Section 3.6.

3.15 Labor Relations; Employees.  Schedule 3.15 contains a complete and correct list of all employees employed by BU in the Purchased Business (the "Purchased Business Employees").  Other than amounts which have not yet become payable in accordance with BU's customary practices (which amounts will be paid in a timely manner), (a) BU has paid in full to the Purchased Business Employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the Closing Date, and (b) BU has paid, or will pay in a timely manner, all wages and benefits, FICA, and withholding taxes accrued as of the Closing Date by all of the Purchased Business Employees, and BU is not subject to any claim for nonpayment or non performance of any of the foregoing.  BU has not treated as an independent contractor any individuals who should properly be treated as a Purchased Business Employee.  There is no unfair labor practice complaint against BU pending before the National Labor Relations Board or any comparable state or local agency, with respect to the Purchased Business Employees.  There is no labor strike, dispute, slowdown or stoppage pending, or threatened against BU.  No grievance or proceeding alleging discriminatory practices is pending and no claim therefor has been asserted against BU.  No collective bargaining representative is certified to represent any group of Purchased Business Employees under the Labor-Management Relations Act of 1947.  No petition for election of a collective bargaining representative for all or any portion of the Purchased Business is pending or in respect of any other group of employees.  Neither of the Selling Parties is aware of any organizational effort or campaign by any labor union that affects or might affect employment of any of the Purchased Business Employees.  Neither of the Selling Parties is a party to any collective bargaining agreement with respect to any of the Purchased Business Employees.  The Selling Parties have no Knowledge that any salaried Purchased Business Employees do not intend to accept employment with Santolubes following the Closing.

3.16  Employees Benefit Plans.  With respect to the Purchased Business, neither the Selling Parties nor any ERISA Affiliate of the Selling Parties has, or is obligated with respect to (and at the Closing Date will not have) (i) any "employee benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than the Selling Parties' sick leave, vacation and holiday policies, 401(k) plan and employee group life and health insurance plans, if any, (ii) any defined benefit "employee pension benefit plans" (as defined in ERISA).  Santolubes shall not assume any employee benefit plans including, without limitation, plans defined in ERISA Section 3(3).  With respect to the Purchased Business, neither the Selling Parties nor any ERISA Affiliate is a party to a multiemployer plan within the meaning of ERISA Section 4001(a)(3) or has or may have any liability to make any withdrawal liability payment to any multiemployer plan.  With respect to the Purchased Business, the Selling Parties do not have, and will not at the Closing Date have, any "qualified beneficiaries" as defined in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  The Selling Parties have delivered to Santolubes copies of the employee booklets (including any plan summaries), if any, given to the Purchased Business Employees with respect to any benefits currently being provided by the Selling Parties to the Purchased Business Employees or to which the Selling Parties are a party or by which either of them is bound.  "ERISA Affiliate" shall mean all employers (whether or not incorporated) which by reason of common control (or being a member of a "controlled group" as defined in ERISA Section 4001(a)(14) or 4001(b)(i)) are treated together with either of the Selling Parties as a single employer within the meaning of Section 414(b) or Section 414(c) of the Code.

To the extent allowable under the 401(k) plans of Synalloy and Santolubes LLC, a Missouri limited liability company, and ERISA, both of said parties agree to cause a “trust-to-trust” transfer of the 401(k) plan assets of Synalloy relating to the Purchased Business Employees to be transfered to the 401(k) Plan of Santolubes LLC.

3.17 Agreements.  Schedule 1.1(e) correctly and completely shows or includes all outstanding Contracts relating to the Purchased Business to which BU is a party or by which it or its assets or properties are bound or affected.  Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms and was entered into in the ordinary course of business at customary rates and prices.  Neither BU, nor any other party to any of the Assigned Contracts, has breached any provision of or is in default under the terms of any such agreements.  Other than the Assigned Contracts, there are no arrangements or contractual obligations or assessments of any kind, including service or operating Contracts or commitments to any third party or Governmental or Regulatory Authorities that would affect or impose any obligation on either of the Buying Parties or the Purchased Business, the Purchased Assets or Real Property subsequent to the Closing.  BU is not a party to any Assigned Contracts, nor has BU submitted any bid or proposal for any Contract that relates to the Purchased Business, the terms of which consists of prices or rates that are less than customary or would result in Losses for BU.

3.18 Books and Records.  All books, files and records of the Selling Parties relating to the business and operations of the Purchased Business, the Purchased Assets or Real Property (other than minutes of corporate meetings, capital stock ledger and purely corporate records which Santolubes may agree are not necessary or advisable to the conduct of the Purchased Business) are true, correct and complete in all material respects.  All actions reflected in such books and records were duly and validly taken in compliance with all applicable Laws.

3.19 Approvals and Filings.  No consent, approval, waiver, release or action of, filing with or notice to any Person or Governmental or Regulatory Authority on the part of the Selling Parties is required in connection with the execution, delivery and performance of this Agreement or any of the Transaction Documents to which any of them is a party or the consummation of the transactions contemplated hereby or thereby.

3.20  Operating Condition.  The Manufacturing Equipment, Motor Vehicles and all other items of personal property included in the Purchased Assets are sold in an "AS IS" condition.  The Selling Parties have no Knowledge that any of the Manufacturing Equipment violates or does not comply with applicable Laws, including without limitation those of the EPA, OSHA and other applicable state or federal regulatory authorities.

3.21  Purchased Business.  The Selling Parties have no Knowledge of any fact (other than matters of a general economic or political nature) that has a Material Adverse Effect, or so far as may be reasonably foreseen, will adversely effect in any Material respect, the Purchased Business, the Purchased Assets, the Real Property or the value of any thereof.  Provided, however, the warranty and representation of the Selling Parties in this Section 3.21 shall not extend to a Material Adverse Effect caused by or arising in connection with any Hazardous Substance or any Environmental, Health or Safety Law or any Environmental Claims, it being the parties' intention that warranties and representations from the Selling Parties regarding environmental matters shall be addressed and governed exclusively in Section 3.6.

3.22 Transactions with Affiliated Parties.  Neither of the Selling Parties nor any Affiliates of the Selling Parties: (i) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Purchased Business, (ii) has any outstanding loan to or receivable from the Purchased Business except as may be shown or included in the Master Balance Sheet, or (iii) is a party to or has any interest in any Assigned Contract.

3.23 Inventory.  The Inventories in the Purchased Assets are properly valued in accordance with GAAP as reflected in the Financial Statements.  The books and records of BU relating to the Inventories are complete and up to date.  All Inventories are located at the Spartanburg Site.

3.24 Accounts Receivable.  All Accounts Receivable included in the Purchased Assets have arisen in the ordinary course of business of BU, represent valid obligations due to BU, and will be collectible in the ordinary course of business, subject to the reserves reflected in the Master Balance Sheet.  None of such Accounts Receivable (i) is subject to any counterclaim or set off except as may be shown or included in the Master Balance Sheet, or (ii) is subject to any Lien.

3.25 Accounts Payable.  All Accounts Payable and Accruals included in the Assumed Liabilities have arisen in the ordinary course of business of BU, and represent valid obligations due from BU.

3.26 Indebtedness.  The Master Balance Sheet sets forth a complete and accurate list and description of all Indebtedness of BU related to the Purchased Business and the Purchased Assets.

3.27 Undisclosed Liabilities.  Except for Liabilities or obligations shown or included in the Master Balance Sheet, and the reserves, if any, for same, the Selling Parties will not have any Liabilities or obligations with respect to the Purchased Business, Real Property, or the Purchased Assets which would cause any Loss, Liability, cost or expense to the Buying Parties due to or in connection with their purchase of the Purchased Assets and Real Property, other than the Assumed Liabilities.  Provided, however, the warranty and representation of BU in this Section 3.27 shall not extend to any liability or obligation caused by or arising in connection with any Hazardous Substance or any Environmental, Health or Safety Law or Environmental Claims, it being the parties' intention that warranties and representations from the Selling Parties regarding environmental matters shall be addressed and governed exclusively in Section 3.6.

3.28 Liabilities; Solvency.(a) The Selling Parties are not entering into this Agreement or any other Transaction Document or other document or instrument related hereto or thereto with the intent to defraud, delay or hinder any of its present or future creditors, and the transfers contemplated hereby and thereby will not have such effect.

(b) The Selling Parties are not now insolvent, nor will they be rendered insolvent by the Buying Parties purchase of the Purchased Assets and Real Property or the consummation of any other transaction contemplated hereby.  As used in this Section, "insolvent" means that the debts and other probable Liabilities of an entity exceed the sum of the present fair saleable value of the assets of such entity.

(c) Immediately after giving effect to the consummation of the Buying Parties' purchase of the Purchased Assets and Real Property, the Selling Parties will: (i) be able to pay their liabilities as they become due in the usual course of business, (ii) not have an unreasonably small capital with which to conduct their businesses, and (iii) have assets (calculated at fair market value) that exceed liabilities.  The cash available to the Selling Parties, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments, if any, related to the Purchased Business, the Real Property or Purchased Assets promptly in accordance with their terms.  The Purchase Price and Real Property Purchase Price constitute a reasonably equivalent value for the Purchased Assets and Real Property, as the case may be, and the consummation of the Buying Parties' purchase of the Purchased Assets and Real Property will not constitute a fraudulent transfer under any Law relating to bankruptcy and insolvency.

(d) The Selling Parties have not, at any time, with respect to the Purchased Business, the Purchased Assets or the Real Property: (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Transaction Documents.

(e) No writ of attachment, execution or similar process has been ordered, executed or filed against the Selling Parties or any of their assets or properties.  The Selling Parties have no intention to file a voluntary petition for relief under the United States Bankruptcy Code, as amended, or to seek relief on their debts under or the protection of any other bankruptcy or insolvency Law or proceeding, and, to the Knowledge of the Selling Parties, no creditor of the Selling Parties has threatened to file an involuntary petition for relief under the United States Bankruptcy Code, as amended, or to institute any other insolvency proceedings against the Selling Parties.

3.29 Customer List.  To the Knowledge of the Selling Parties, the Customer List contains a true and correct listing of all of BU's customers that have purchased the Products since January 1, 2007, and no customer listed on the Customer List has threatened in writing, nor threatened orally, to cease or Materially reduce its purchases from Santolubes as a result of the sale of the Purchased Assets or for any other reason.  To the Knowledge of the Selling Parties, the relationships of BU with its customers listed on the Customer List are good commercial working relationships.  To the Knowledge of the Selling Parties, no customer listed on the Customer List is threatened with bankruptcy or insolvency.

3.30 Supplier List.  To the Knowledge of the Selling Parties, the Supplier List contains a true and correct listing of all of BU's suppliers that have supplied Inventory since January 1, 2007.  To the Knowledge of the Selling Parties, no supplier listed on the Supplier List has threatened in writing, nor threatened orally, to cease or Materially reduce its supply of Inventory to Santolubes as a result of the sale of the Purchased Assets or for any other reason.  To the Knowledge of the Selling Parties, the relationships of BU with its suppliers listed on the Supplier List are good commercial working relationships.  To the Knowledge of the Selling Parties, no supplier listed on the Suppliers List is threatened with bankruptcy or insolvency.

3.31 Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for either of the Selling Parties in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of either of the Selling Parties.

3.32 Full Disclosure.  No representation or warranty by either of the Selling Parties in this Agreement and no statement contained in any of the documents furnished, or to be furnished, by either of the Selling Parties to either of the Buying Parties pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  To the Knowledge of the Selling Parties, except as otherwise disclosed or addressed in this Agreement or the Schedules hereto, there are no facts with specific application to the Selling Parties (excluding general economic conditions), that might reasonably be expected to have a Material Adverse Effect upon the Purchased Assets, Real Property or upon Santolubes's ability to operate the Purchased Business following the Closing in substantially the manner in which BU operated the  Purchased Business at and prior to Closing.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES.  Santolubes represents and warrants to BU as of the date here, and as of the Closing Date, that:

4.1 Organization and Authority.  Santolubes is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri.  Santolubes Spartanburg is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina.  The Buying Parties have all power and authority necessary to carry on their respective businesses as now conducted by them and to own or lease and operate those businesses as and in the places where such businesses are now conducted.  Each of the Buying Parties is duly qualified or licensed to do business and is in good standing as a foreign company in each of the jurisdictions where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not or would not result in, or is not reasonably expected to result in, a Material Adverse Effect.

4.2 Authorization; Binding Obligation.  The Buying Parties have the power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party and to perform and consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buying Parties of this Agreement and the Transaction Documents to which they are a party have been duly authorized and approved by all requisite limited liability company action.  This Agreement and the Transaction Documents to be executed and delivered by the Buying Parties are valid and legally binding obligations of the respective Buying Parties enforceable against them in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby may be limited by bankruptcy and other similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3 No Violations.  (a) The execution, delivery and performance of this Agreement and the Transaction Documents by the Buying Parties and the consummation of the transactions contemplated hereby will not result in a Material breach or violation of, or in a default under, the Buying Parties respective articles of organization, operating agreement, (or other governing document), any statute applicable to the Buying Parties, any Contract to which either of the Buying Parties are a party or by which either of their properties are bound or affected, or any Order, and (b) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by the Buying Parties in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.4 Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buying Parties in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buying Parties.

5. CERTAIN COVENANTS.

5.1 General.  Each of the parties will use its respective Reasonable Efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Articles 7 and 8).

5.2 Information.  If either of the Selling Parties after Closing has a reasonable need to have access to any records or information regarding the Purchased Business and concerning a period of time prior to the Closing Date, the Buying Parties will provide to the Selling Parties and to their officers, employees, accountants, counsel and other representatives, reasonable access during the Buying Parties' normal business hours to all such records and information then within their possession or control, and shall allow the Selling Parties, at their cost, to make copies of the same.

5.3 Employees.

(a) BU shall be responsible for, shall pay and discharge and shall indemnify and hold Santolubes harmless from and against, all wages, salaries, commissions, bonuses, severance, vacation and similar payments which through the Closing Date have accrued or are payable to any Purchased Business Employees or which have accrued or are payable, or may become payable as a result of the termination of employment or otherwise, of any Purchased Business Employees during any period through the Closing Date.  Provided, however, if Santolubes on or within thirty (30) days after the Closing Date hires any Person who was employed by BU immediately prior to the Closing, Santolubes shall credit and provide such Person with all unused sick days, personal leave days and vacation days which such Person was entitled to receive from BU as of the Closing Date.  Any such Person shall be a third party beneficiary of this Section 5.3(a).

(b) BU shall pay over to the Internal Revenue Service and any other applicable Governmental or Regulatory Authority all amounts withheld or required to be withheld with respect to Purchased Business Employees for periods prior to the Closing Date and shall issue in accordance with applicable federal Law Forms W-2 and equivalent forms in accordance with similar state and local Law, with respect to the Purchased Business Employees.

(c) Santolubes may employ and/or retain the services of any or all the Purchased Business Employees, subject to Santolubes's discretion in hiring and firing.

5.4  Completion of Identified Retained Environmental Projects.  The Selling Parties shall complete the Identified Retained Environmental Projects in accordance with the scope and timelines described in Schedule 5.4.  All such work shall be performed in a good and workmanlike manner, and in accordance with all Environmental, Health or Safety Laws. The Buying Parties shall grant the Selling Parties, and their agents and contractors reasonable access to the Spartanburg Site (including without limitation access after Santolubes’ normal business hours and on days that are not Business Days) for all activities undertaken by the Selling Parties in connection with the Identified Retained Environmental Projects, and the Buying Parties shall reasonably cooperate with the Selling Parties in connection with such actions of the Selling Parties, and their agents and contractors.

           5.5   Performance of Identified Transferred Environmental Projects.  Santolubes shall complete or perform the Indentified Transferred Environmental Projects described in Schedule 5.5  All such work shall be performed in a good and workmanlike manner, and in accordance with all Environmental, Health or Safety Laws.  Buying Parties shall reasonably consult with Synalloy regarding actions to be undertaken with DHEC in regard to the Identified Transferred Environmental Projects and shall give Synalloy copies of all filings and communications sent by Buying Parties to DHEC, or from DHEC to Buying Parties, in regard to Buying Parties activities taken pursuant to this Section 5.5.

Provided, however, so long as the LC is issued and outstanding, then: If in the reasonable opinion of Synalloy, and based on objective facts, it appears to Synalloy that (i) DHEC may take enforcement action in connection with any of the Identified Transferred Environmental Projects due to any actions or non-actions of Buying Parties relating thereto, or (ii) DHEC may call payment of the letter of credit described in the RCRA Permit Financial Assurance Agreement due to any actions or non-actions of Buying Parties relating to the Identified Transferred Environmental Projects, then in that event Synalloy shall have the right to take over and perform itself the Identified Transferred Environmental Projects, and in that event Buying Parties shall give Synalloy full access to their books and records regarding the Identified Transferred Environmental Projects, they shall direct their employees to fully cooperate with Synalloy in Synalloy’s activities undertaken to itself perform the Identified Transferred Environmental Projects, and it shall grant Synalloy and its agents and contractors reasonable access to all parts of the Spartanburg Site as necessary or advisable for Synalloy to itself perform the Identified Transferred Environmental Projects.  So long as Synalloy is itself performing the Identified Transferred Environmental Projects as provided herein, Buying Parties shall reimburse Synalloy for all its costs and expenses in connection with the Identified Transferred Environmental Projects to the same extent and in the same manner as Buying Parties reimburse Synalloy for its costs and expenses in connection with the Augusta Pump and Treat Obligations.  Further, in addition to reimbursing Synalloy for such cost and expenses as aforesaid, Buying Parties also shall pay Synalloy an administrative fee equal to 15% of all cost reimbursements due Synalloy, and such administrative fee shall be due and payable at the same time as the relevant cost and expense reimbursement is due and payable.  The parties hereto acknowledge and agree that Synalloy will incur overhead expenses which will not be included in the costs and expenses to be reimbursed by Buying Parties pursuant to this paragraph and that the administrative fee is a fair and reasonable manner of compensating Synalloy should it have to take over and perform the Identified Transferred Environmental Projects as provided in this paragraph.

5.6 Reimbursement for Augusta Pump and Treat Obligations.  Synalloy will continue to engage a qualified environmental remediation contractor that is reasonably acceptable to Santolubes to perform the Augusta Pump and Treat Remediation Work, and Santolubes will reimburse Synalloy for the out-of-pocket costs charged from time to time by such contractor for any such work performed from and after the Closing. Provided, however, (i) Santolubes shall not refuse to pay Synalloy such reimbursement because Santolubes disagrees with the charges or the services of the contractor, and (ii) Santolubes may directly communicate with the contractor regarding any disagreements which Santolubes has regarding the contractor’s services and charges, and any refunds granted by the contractor to Synalloy shall be paid over to Santolubes to the extent they previously were reimbursed by Santolubes to Synalloy.    Each such reimbursement shall be made within thirty (30) days after written request accompanied with the presentment of a copy of the relevant contractor’s invoice and any documentation provided by the contractor as a part of that invoice.  Synalloy will cause the contractor to perform all of the Augusta Pump and Treat Remediation Work in a good, workmanlike, and cost efficient manner, and in accordance with all Environmental, Health or Safety Laws and Government or Regulatory Agency Statutes, Regulations, or Orders.  Any alteration or expansion of the Augusta Pump and Treat Remediation Work to be performed from and after the Closing shall be subject to Santolubes's reasonable prior approval; provided, however, to the extent that said alterations or expansions to the Pump and Treat System or monitoring well network are required by a Governmental or Regulatory Agency, Santolubes shall reimburse Synalloy for the out of pocket costs charged for such work performed. Buying Parties at their option and cost may request applicable Governmental or Regulatory Authoirites to reduce or eliminate the need for the Augusta Pump and Treat Obligations, and Synalloy will consent to such action so long as such actions will not result in accelerated remediation costs, increased remediation costs, increased duties or any other cost or detriment to Synalloy. To the extent that a Governmental or Regulatory Agency requires active microbial or chemical oxidation or other active remediation in addition to operation of the Augusta Pump and Treat Work, Synalloy shall not be reimbursed for the out of pocket costs charged for such work performed.  Santolubes's obligations under this Section 5.6 shall continue until such time as the Augusta Pump and Treat Remediation Work is completed or Synalloy sells the Augusta Site or Synalloy is no longer responsible for the Augusta Pump and Treat Remediation Work, whereupon all further obligations of Santolubes under this Section 5.6 shall forever terminate.  At any time, Santolubes may request that the remediation contractor provide a reasonable estimate of the then present value of the sum of all of the remaining costs to be incurred to complete the Augusta Pump and Treat Remediation Work, and SantoLubes may pay the same to Synalloy whereupon all further obligations of Santolubes under this Section 5.6 shall forever terminate.  Santolubes shall reimburse Synalloy for the out of pocket costs expended by the contractor associated with creating any cost estimate.  To the extent that it has reimbursed Synalloy, SantoLubes shall be subrogated to any rights or claims that Synalloy or BU may have against any third party with respect to the implementation or need for the Augusta Pump and Treat Remediation, and the Selling Parties will take such action, including prosecution of legal action if so requested by Santolubes, to recover amounts owed with respect to the same, provided that any costs so incurred by the Selling Parties, shall be reimbursed by Santolubes, and any amounts recovered from such third parties shall be remitted to Santolubes.

5.7 Santolubes's Post-Closing Payment and Contract Duties.  After the Closing Santolubes shall timely pay all Assumed Liabilities and timely perform and fulfill all obligations of BU under the Assumed Contracts. Provided however, Santolubes in good faith may refuse to pay any such liabilities or perform such obligations if prior to disputing its payment or its contract performance with the third party, Santolubes consults with BU regarding the impending dispute and explains to BU all reasons justifying Santolubes's decision to dispute the liability or obligation, but Santolubes's good faith refusal to pay or perform shall not diminish or otherwise affect its indemnity obligation under Article IX.

5.8 Santolubes's Utility Duties.  As of the Closing or promptly thereafter, one or both of the Buying Parties shall have opened accounts with electric, gas, water and other utilities serving the Spartanburg Site and shall perform all actions necessary to cause the Selling Parties or any of their Affiliates to be removed as the payor or other responsible party for such accounts.

5.9 Adjustments for Taxes.  Included in the Master Balance Sheet is a reserve for estimated ad valorem property taxes payable on the Purchased Assets and Real Property as of the Closing Date (the "Ad Valorem Taxes").   If the amounts of actual, applicable Ad Valorem Taxes prorated as of the Closing Date are different from the reserves used in the Master Balance Sheet and the same is not corrected in the Revised Closing Balance Sheet, BU shall pay Santolubes any amount by which such taxes were under-reserved, and Santolubes shall pay BU any amount by which such taxes were over-reserved.

5.10 Name Change.  After the Closing, at a time and date requested by Santolubes, Synalloy agrees that it will cause BU to amend its articles of organization to remove any reference to "Blackman Uhler" and to change its name to any name that is not confusingly similar to either "Blackman Uhler," "BU," or any other trademark or trade name included within the Purchased Assets.

5.11 Further Assurances.  From time to time following the Closing, the Selling Parties and the Buying Parties shall execute and deliver, or cause to be executed or delivered, to the other parties such additional instruments of conveyance and transfer as any other party may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, Santolubes and/or Santolubes Spartanburg, as the case may be, and put Santolubes and/or Santolubes Spartanburg, as the case may be, in possession of, all or any part of the Purchased Assets and Real Property, and BU shall, in the case of Permits, Contracts, easements and other commitments that would have been included in the Purchased Assets but for the reason that they cannot be assigned or transferred effectively without the consent of third Persons which consent has not been obtained prior to the Closing, cooperate with the Buying Parties at their reasonable request in endeavoring to obtain such consent promptly.  The Selling Parties also agree that in the event either of them receives an order for Products from a purchaser after the Closing, whether by purchase order or otherwise, or if either or both of them receives any communication from a Person regarding the Products or the Purchased Business, the receiving party will direct such purchaser, purchaser's order, or Person to Santolubes.

6.  CLOSING.

6.1  Closing Deliveries of the Selling Parties.  At the Closing, the Selling Parties will execute and deliver or cause to be executed and delivered, as applicable, to Santolubes or Santolubes Spartanburg, as appropriate:

(a) Assignment and Bill of Sale.  An assignment and bill of sale for the Purchased Assets acquired from BU (the "Assignment and Bill of Sale");

(b) FIRPTA Certificate.  A FIRPTA certificate from Synalloy;

(c) Lien Terminations.  A document, in recordable form and in proper format, terminating the judgment, security interest or other Liens of any Person in the Purchased Assets or Real Property;

(d) Deed for the Spartanburg Site.  Such deeds, affidavits, and other documents from Synalloy for the Spartanburg Site as may be required to transfer title to Santolubes Spartanburg as provided herein, and to cause the title policies with respect thereto to be issued;

(e) The section is intentionally left blank;

(f) Tax Clearance Certificates.  Tax clearance certificates (or similar certificates), if available from the relevant Governmental Authority, for BU dated not more than ten (10) Business Days prior to the Closing Date, stating that BU does not owe any Tax related to the Purchased Assets to the particular jurisdiction for which BU may be held liable;

(g) Third Party Consents.  Copies of all consents, notices and approvals of any Person necessary to the consummation of the Closing and other consents and approvals from parties to Assigned Contracts and consents and approvals, if applicable, from Governmental or Regulatory Authorities, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to Santolubes at or prior to the Closing;

(h) Real Property Lease.  The Real Property Lease;

(i) Resolutions.  Certified copies of the resolutions of the manager(s) and member(s) of BU and directors of Synalloy approving the transactions contemplated by this Agreement (the "Sellers' Resolutions");

(j) Good Standing Certificates.  Current certificates, of any state of the United States or any other jurisdiction where the Selling Parties are qualified to do business providing that the Selling Parties are in good standing;

(k) Secretary's Certificate.  A certificate from the secretary of Synalloy and the manager of BU, dated as of the Closing Date, certifying to:  (i) the certificate of incorporation and by-laws or certificate of formation and operating agreement of BU, as applicable; with copies of same attached (ii) the Sellers' Resolutions and (iii) the incumbency and signatures of the signatories of the Selling Parties signing this Agreement, the Transaction Documents or any other certificate or document delivered in connection herewith or therewith;

(l) Closing Certificate.  A closing certificate executed on behalf of Synalloy and BU confirming the matters referred to in Sections 7.1 and 7.2;

(m) Master Balance Sheet.  The Master Balance Sheet, as mutually agreed to by the Selling Parties and the Buying Parties in writing;

(n) Synalloy Bill of Sale.  Synalloy's Bill of Sale as described in Section 1.2;

(o) Outsourcing Agreement.  The Outsourcing Agreement;

(p) RCRA Permit Financial Assurance Agreement.  The RCRA Financial Assurance Agreement; and

(q) Other Documents.  All other previously undelivered documents, instruments or writings required to be delivered by the Selling Parties to any Buying Parties at or prior to the Closing pursuant to this Agreement and such other documents and instruments as the Buying Parties or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

6.2 Closing Deliveries of Santolubes.  At the Closing, Santolubes will execute and deliver or cause to be executed and delivered to BU simultaneously with delivery of the items referred to in Section 5.1 above:

(a) Assumption Agreement.  An assumption agreement for the Assumed Liabilities of BU (the "Assumption Agreement");

(b) Real Property Lease.  The Real Property Lease;

(c) Resolutions.  Certified copies of the resolutions of the manager(s) and member(s) of the Buying Parties approving the transactions contemplated by this Agreement (the "Santolubes Resolutions");

(d) Manager's Certificate.  A certificate from the manager of Santolubes, dated as of the Closing Date, certifying to:  (i) the articles of formation and operating agreement of Santolubes, with copies of same attached; (ii) the Santolubes Resolutions and (iii) the incumbency and signatures of the manager(s) of Santolubes signing this Agreement, the Transaction Documents or any other certificate or document delivered in connection herewith;

(e) Closing Certificate.  A closing certificate executed on behalf of Santolubes confirming the matters referred to in Sections 8.1 and 8.2;

(f) Outsourcing Agreement.  The Outsourcing Agreement;

(g) RCRA Permit Financial Assurance Agreement.  The RCRA Financial Assurance Agreement; and

(h) Other Documents.  All other previously undelivered documents, instruments or writings required to be delivered by Santolubes to the Selling Parties at or prior to the Closing pursuant to this Agreement and such other documents and instruments as the Selling Parties or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

7. CONDITIONS PRECEDENT TO SANTOLUBES’S OBLIGATIONS.  All obligations of the Buying Parties under this Agreement are subject to the fulfillment, prior to or at the Closing of each of the following conditions, any of which may be waived in writing by the applicable Buying Parties:

7.1  Representations and Warranties of both the Selling Parties True at the Closing.  The representations and warranties of both the Selling Parties contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time.

7.2  Performance by the Selling Parties.  The Selling Parties shall have performed and complied with all agreements and conditions required by this Agreement and the Transaction Documents to be performed or complied with by them prior to the Closing and the Selling Parties shall be ready and able to perform and comply with their obligations at the Closing.

7.3  Litigation.  There shall be no litigation, proceeding or investigation pending or threatened against the Selling Parties with respect to the Purchased Business, the Real Property or the Purchased Assets which could have an adverse effect thereon or which questions the validity or legality of this Agreement, the Transaction Documents or of any action taken or to be taken by the Selling Parties pursuant to or in connection with the provisions of this Agreement or the Transaction Documents.

7.4  Delivery of Materials.  The Selling Parties shall have delivered to Santolubes each of the materials required to be delivered by the Selling Parties under Section 6.1 hereof.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES.  All obligations of the Selling Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by the applicable Selling Parties:

8.1  Representations and Warranties of the Buying Parties True at the Closing.  The representations and warranties of each of the Buying Parties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time.

8.2  Performance by Santolubes.  The Buying Parties shall have performed and complied with all agreements and conditions required by this Agreement and the Transaction Documents to be performed or complied with by it prior to the Closing and the Buying Parties shall be ready and able to perform and comply with their obligations at the Closing.

8.3 Delivery of Materials.  The Buying Parties shall have delivered to the Selling Parties each of the materials required to be delivered by the Buying Parties under Section 6.2 hereof.

8.4 Purchase Prices.  The Buying Parties shall have paid the Purchase Price and the Real Estate Purchase Price.

9. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.

9.1 Survival.  All representations and warranties contained in this Agreement shall survive until the day that is two (2) years after the Closing Date; provided, however, that (i) the representations or warranties set forth in Section 3.1  (Organization and Authority), Section 3.2  (Authorizations; Binding Obligation), Section 3.3 (No Violations), Section 3.19 (Approvals and Filings), Section 3.8 (Taxes), and Section 3.6 (Environmental Matters) shall survive through the 90th day after the date of the expiration of any applicable statute of limitations during which a claim may be brought against any Santolubes Indemnified Party or any Purchased Asset in respect of the subject matter thereof, and (ii) the representations and warranties set forth in Section 3.11 (Title to Assets; Purchased Assets Complete) shall survive indefinitely.  The indemnification stated in Section 9.2(h) shall terminate if the results of DHEC’s anticipated domestic drinking water sampling event show no exceedances of relevant state or federal safe drinking water Primary Maximum Contaminant Levels (MCLs) or other applicable standards such that DHEC does not require corrective action, or if it is determined that exceedances are not attributable to BU.  Should DHEC determine to take no action other than to continue to sample some or all of these wells, this indemnification shall terminate.  All covenants and agreements that by their terms contemplate or involve actions to be taken or obligations in effect after the Closing shall survive the Closing and remain in full force and effect in accordance with their terms and the terms of this Agreement.

9.2 Indemnification by the Selling Parties.  Subject to the other provisions of this Article 9, from and after the Closing, the Selling Parties, jointly and severally, shall indemnify, hold harmless and reimburse the Buying Parties and theirs officers, directors, members, managers, agents and representatives (each a "Santolubes Indemnified Party") from and against and in respect of any and all Losses that may be imposed on, sustained, incurred or suffered by or assessed against each Santolubes Indemnified Party, directly or indirectly, to the extent relating to or arising out of or in connection with:

(a) any breach of any of the representations or warranties contained in Article 3;

(b) any failure by BU or Synalloy to perform or comply with their covenants and agreements contained in this Agreement;

(c) any Third Party Claim asserted against any Santolubes Indemnified Party related to the ownership or operation of the Purchased Business, the Purchased Assets or Real Property by the Selling Parties or their predecessors or Affiliates prior to the Closing Date, other than (i) Third Party Claims related to the Assumed Liabilities, or (ii) Claims for which Buying Parties have indemnification obligations under Section 9.3(d);

(d) the failure of BU to pay or otherwise satisfy any Retained Liabilities;

(e) the Identified Retained Environmental Projects listed in Schedule 5.4.;

(f) Claims arising from any matter identified on Schedule 3.6.e.ii;

(g) Claims arising from any matter identified on Schedule 3.6.e.iii;

(h) Claims filed by owners of affected property and orders from Governmental or Regulatory Agencies requiring corrective action arising from any matter identified on Schedule 3.6.c.iv; and

(i) Claims arising from any matter identified on Schedule 3.7(b)

9.3 Indemnification by Santolubes.  Subject to the other provisions of this Article 9, from and after the Closing, the Buying Parties shall indemnify the Selling Parties and their respective officers, directors, members, managers, agents and representatives (each a "Selling Parties Indemnified Party" and collectively, the "Selling Parties Indemnified Parties") from and against and in respect of any and all Losses incurred by any of the Selling Parties Indemnified Parties that may be imposed on, sustained, incurred or suffered by or assessed against a Selling Parties Indemnified Party, directly or indirectly, to the extent relating to or arising out of:

(a) any breach of the representations or warranties of the Buying Parties contained in Article 4;

(b) any failure by either of the Buying Parties to perform or comply with its covenants and agreements contained in this Agreement, including without limitation, the failure of Santolubes to pay or otherwise satisfy any Assumed Liabilities;

(c) the Identified Transferred Environmental Projects listed on Schedule 5.5;

(d) any Environmental Claim arising out of or in connection with the Purchased Business or Synalloy’s past operations at the Spartanburg Site or its ownership of  the Real Property, excepting however any such claim that arises out of (i) the Selling Parties’ obligation to complete the Identified Retained Environmental Projects listed on Schedule 5.4, (ii) any Environmental Claim associated with a breach of any representation or warranty contained in Section 3.6, (iii) a claim made by an individual person alleging his/her personal injury due to actions or inactions of the Selling Parties occurring prior to the Closing Date; (iv) Selling Parties’ offsite transportation, arrangement for offsite transportation, offsite treatment, or offsite disposal of any Hazardous Substance if such claim arises out of a notice or request for information issued  by a Governmental or Regulatory Authority on or before the second anniversary of the Closing Date; or (v) any Environmental Claim arising in connection with the Augusta Site (provided, however, this exception (v) shall in no way affect the Buying Parties duties and obligations under Section 5.6).

9.4 Timing of Delivery of Notice of Claim.  No party to this Agreement, including without limitation Synalloy, shall be liable for any Losses pursuant to Section 9.2(a) or 9.3(a) unless the party seeking such indemnification (the "Indemnified Party") has delivered the notice of Claim in respect of such Loss required by Section 9.9 below to the party from which indemnification is sought (the "Indemnifying Party") on or prior to expiration of the representation and warranty to which such Loss relates.

9.5 Limitation of Liability.  Notwithstanding anything to the contrary in Sections 9.2 or 9.3, an Indemnifying Party shall not have any liability with respect to Losses any Indemnified Party would otherwise be entitled to recover pursuant to Section 9.2(a) or 9.3(a), as the case may be, until the aggregate amount of Losses for which an Indemnified Party would otherwise be entitled to indemnification pursuant to Section 9.2(a) or 9.3(a) exceeds twenty-five thousand dollars ($25,000) (the "Threshold"), whereupon, the Indemnifying Party shall be liable for all Losses including the Threshold.  The Indemnifying Party's maximum aggregate indemnification liability pursuant to Section 9.2(a) or 9.3(a) shall be an amount equal to the sum of the Purchase Price, the Real Property Purchase Price, and the reimbursement obligation under Section 5.5; provided, however, that there shall be no limitation with respect to liability for damages arising out of or based upon (i) intentional misrepresentation or fraud, (ii) an inaccuracy in or breach of a representation or warranty contained in Section 3.6 (Environmental Matters), (iii) a products liability claim with respect to finished product Inventory sold by BU or its Affiliates prior to Closing, or (iv) a personal injury claim with respect to finished product Inventory sold by BU or its Affiliates prior to Closing.

9.6 Right of Subrogation.  To the extent that an Indemnifying Party makes any payment pursuant to this Article 9 in respect of Losses for which the Indemnified Party has a right to recover against a third party (including an insurance company or an environmental consultant or contractor), the Indemnifying Party shall be subrogated to the right of the Indemnified Party to seek and obtain recovery from such third party, including, but not limited to, the right to recover from an Indemnified Party the amount of any such recovery paid to such Indemnified Party.

9.7 No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement or more than one right to indemnification.

9.8 Exclusive Remedy.  Except as otherwise contemplated hereby, from and after the Closing, except for a party's right to recover Losses and obtain all other legal and equitable remedies as may be available in connection with any acts of fraud, intentional misrepresentation or active concealment, indemnification under this Article 9 shall be the sole and exclusive remedy of the parties to this Agreement, as applicable, for breach of any representation, warranty, covenant or agreement contained in this Agreement, and the Selling Parties and the Buying Parties, as applicable, shall have no other liability to the other party or parties resulting from any such breach.

9.9 Notice of Claim.  If the Indemnified Party shall become aware of any claim, proceeding or other matter (a "Claim"), that may give rise to a Loss that will be taken into account for purposes of calculating the amount of any indemnity obligation under this Article 9, the Indemnified Party shall promptly give Notice thereof to the Indemnifying Party.  Such Notice shall specify whether the Claim arises as a result of a Claim by a third party against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise as a result of a Claim by a third party against the Indemnified Party (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.  If the Indemnified Party does not promptly give Notice of any Claim as specified above, such failure shall not affect the Indemnified Party's right to indemnification hereunder for Losses in connection with such Claim, except to the extent the Indemnifying Party's rights are prejudiced by such failure; provided, however, that nothing in this Section 9.9 shall mitigate the obligation of an Indemnified Party to provide such Notice during the period specified in Section 9.1.

9.10 Direct Claims

.  With respect to any Direct Claim, following receipt of Notice from the Indemnified Party of the Claim, the Indemnifying Party shall have ninety (90) days to make such investigation of the Claim as it considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If all parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.  If the parties do not agree, such dispute shall be determined in accordance with Section 10.10.

9.11 Third Party Claims.

(a) With respect to any Third Party Claims as to which the Indemnified Party intends to seek indemnity from the Indemnifying Party, the Indemnifying Party shall have the right, at its expense and at its election, to assume control of the negotiation, settlement and defense of the Claim through counsel of its choice; provided, however, that the Indemnifying Party shall have no right to assume control of the negotiation, settlement or defense of any Third Party Claim (i) insofar as such Third Party Claim would have a Material Adverse Effect on the Indemnified Party if resolved adversely to the interests of the Indemnified Party, product recall, or any injunctive or other equitable relief or criminal penalty, and (ii) unless the Indemnifying Party acknowledges in writing to the Indemnified Party the Indemnifying Party's liability hereunder to indemnify, hold harmless and reimburse the Indemnified Party in accordance herewith for all Losses arising in connection with such Third Party Claim.  Provided further, that with respect to any indemnifiable claim involving environmental remediation, (a) the Indemnifying Party shall reasonably consult with the Indemnified Party regarding the nature and timing of any remediation activities which the Indemnifying Party intends to take, (b) the Buying Parties shall grant Synalloy, its agents and contractors reasonable access to the Spartanburg Site for the purpose of performing the remediation actions, and the Buying Parties shall reasonably cooperate with Synalloy, its agents and contractors in connection with such remediation work, and (c) the Indemnifying Party shall act in good faith in undertaking any such remediation activities required by the relevant Governmental or Regulatory Authorities. The election of the Indemnifying Party to assume such control shall be made within thirty (30) days of receipt of notice of the Third Party Claim, failing which the Indemnifying Party shall be deemed to have elected not to assume such control.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(b) If the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

(c) The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

9.12 Effect of Investigation.  The right to indemnification by a Santolubes Indemnified Party based upon the breach of a representation or warranty of the Selling Parties shall not be affected by any investigation (including any environmental investigation or assessment) conducted by the Buying Parties prior to the Closing, unless the Selling Parties can establish by clear and convincing proof that the Buying Parties had actual conscious knowledge of the breach prior to the Closing and elected to close the transaction notwithstanding such breach.

9.13 Workers' Compensation Claims.  Notwithstanding anything to the contrary contained in this Section 9, if any personal injury Claim is made against Santolubes or its Affiliates by a current or former employee of Santolubes, and such Claim is made under any applicable Workers Compensation Law, then the Losses that are subject to indemnification under this Section 9 shall exclude (i) any award payable to the claimant under applicable Workers Compensation Law with respect to such Workers Compensation Claim, and (ii) any increased premium costs incurred by Santolubes or its Affiliates as a consequence of such Workers Compensation Claim.

10. MISCELLANEOUS PROVISIONS.

10.1 Bulk Sales Laws, Sales, Use and Transfer Tax

.  If the Buying Parties request compliance by the Selling Parties with the provisions of any applicable bulk sales Laws, the Selling Parties jointly and severally agree to comply therewith and if no such request is made, the Selling Parties agree jointly and severally to indemnify and hold the Buying Parties harmless from, and reimburse the Buying Parties for, any Loss, cost, expense, liability or damage which the Buying Parties may suffer or incur by virtue of noncompliance by the Buying Parties or the Selling Parties with applicable bulk sales Laws.  The Selling Parties shall be responsible for any sales, use and transfer taxes imposed by the State of South Carolina on the transactions contemplated hereby.

10.2  Restrictive Covenants.

(a) Without Santolubes's prior written consent, neither of the Selling Parties or any of their respective Affiliates shall for a period of three (3) years after the Closing Date, directly or indirectly (i) within the Territory, market, sell or solicit the sale of the Restricted Products; (ii) in the Territory, engage in or render services to or have an interest in any business that sells or manufactures the Restricted Products; or (iii) solicit any current or potential customers of BU for any business that sells or manufactures Restricted Products.

(b) From the Closing Date through the period ending on the second (2nd) anniversary of the Closing Date: (1) the Selling Parties shall not, nor will they cause or permit any of their respective Affiliates to directly or indirectly, solicit the employment of or hire any Purchased Business Employees who after the Closing Date become employees of either of the Buying Parties, or otherwise interfere with the relationship between the Buying Parties and any such person; (2) the Buying Parties, without the written consent of BU, shall not, nor will it cause or permit any of its respective Affiliates to directly or indirectly, solicit the employment of or hire any Person who on the Closing Date was an employee of Synalloy or its Affiliates other than BU.

(c) From and after the Closing, (i) the Selling Parties will not disparage the Buying Parties or their respective shareholders, partners, members, directors, officers, employees or agents, or the Restricted Products manufactured or sold by the Buying Parties; and (ii) the Buying Parties will not disparage the Selling Parties, their Affiliates or the respective shareholders, partners, members, directors, officers, employees or agents of the same.

(d) Until the Closing, in the case of the Buying Parties, and thereafter in the case of the Selling Parties, of the transactions contemplated hereby, each party agrees that it will treat in confidence (a) all documents, materials and other information which it shall have obtained regarding the other parties or their Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents (the "Provided Information"), and (b) all analyses, reports, compilations, evaluations and other materials prepared by a party or by its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the Provided Information (the "Derived Information").  The obligation of each party to treat the Provided Information and the Derived Information in confidence shall not apply to any information which (w) is or becomes available to such party from a source other than the other parties, (x) is or becomes available to the public other than as a result of disclosure by such party or its agents, (y) is required to be disclosed under applicable Law or judicial process or (z) such party deems it necessary to disclose to obtain any of the consents or approvals contemplated hereby, provided, however, that if the information is to be disclosed in reliance upon clause (y) or clause (z) above, the disclosing party shall so notify the other party promptly so that such party may seek a protective order or take such other action as may be available to avoid the necessity of disclosure of the information and, in all events, the disclosing party shall use its reasonable best efforts to protect the information through court orders or other appropriate means.  Following the Closing, the Buying Parties shall have no obligation to treat in confidence Provided Information and Derived Information so long as the Buying Parties' use of such information is related to the ongoing operation of the Purchased Business, but notwithstanding anything to the contrary in this Section 10.2(d), the Selling Parties will be obligated to maintain such Provided Information and Derived Information in confidence and treat the same as if it originated from the Buying Parties.

(e) The Selling Parties hereby acknowledge and agree that the provisions, restrictions and remedies contained in this Section 10.2, including the limitations as to time, geographical area and scope of activities to be restrained, are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and the legitimate business interests of Santolubes arising out of the acquisition of the Purchased Assets pursuant to the Agreement.  The Selling Parties acknowledge that such restrictions are material conditions and inducement to the agreement of the Buying Parties to enter into this Agreement and the restrictions constitute a material and integral part of this Agreement.

(f) The Selling Parties acknowledge that irreparable Loss and injury may result to the Buying Parties or the Purchased Business upon any breach of any of the covenants contained in this Section 10.2 and that damages arising out of such breach would be difficult to ascertain.  The Selling Parties agree that, in addition to all the remedies provided at Law or at equity, any of the Buying Parties may petition and seek from a court of Law or equity, without bond, both temporary and permanent injunctive relief to prevent a breach by the Selling Parties any such covenant.

(g) If any court determines that any one or more of the restrictive covenants contained in this Section 10.2, or any part thereof, is unenforceable because of the duration of such provision or the territory covered thereby, such court shall have the power to reduce the duration or territory of such provisions, and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

(h) The restrictions of Sections 10.2(a) and (b) shall not apply to any Person which is not an Affiliate of Selling Parties and which after Closing purchases or acquires control of substantially all the assets of Manufacturer’s Chemicals, LLC.

10.3 Notices

.  All notices, requests, demands, tenders or other communications required or permitted hereunder ("Notices") must be in writing and are deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail, return receipt requested, postage prepaid, (c) sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, postage prepaid, or (d) sent by facsimile or e-mail transmission, followed with an original sent in accordance with (a), (b) or (c) above, as follows:

If to the Buying Parties, to:

SantoLubes LLC
P.O. Box 960
St. Charles, MO  63302-0960
Attn: George Garrison
Fax no.: (636) 723-4210
E-mail address: ggarrison@santolubes.com

with a copy to:

Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, Georgia 30309-3592
Attn: Eric H. Mandus
Facsimile No.: (404) 685-6937
E-mail address:  emandus@sgrlaw.com

If to the Buying Parties, to:

Synalloy Corporation
2155 West Croft Circle
Post Office Box 5627
Spartanburg, South Carolina  29304
Facsimile: (864) 596-1501
Gregory M. Bowie, Vice President of Finance
Facsimile No.: (864)
E-mail address: gbowie@synalloy.com

with a copy to:
Haynsworth Sinkler Boyd, P.A.
75 Beattie Place, Eleventh Floor
Greenville, SC 29601
Attn:  Andrew J. White Jr.
Facsimile No.: (864) 240-3300
E-mail address: awhite@hsblawfirm.com

Notices personally delivered or transmitted by facsimile (with confirmation of delivery) are deemed to have been given on the date so delivered or transmitted; provided, that if the confirmation of delivery sets forth a delivery time later than 5:00PM on any Business Day, then the facsimile will be deemed delivered on the succeeding Business Day.  Notices mailed are deemed to have been given on the date three (3) Business Days after the date posted, and Notices sent in accordance with (c) above are deemed to have been given on the next Business Day after delivery to the courier service or U.S. Mail (in time for next day delivery).  The parties may change their address for receipt of Notices by delivery of a Notice of change of address in accordance with the terms of this Section 10.3.

10.4 Expenses.  Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

10.5 Entire Agreement, Modification.  This Agreement, the Transaction Documents, the Annex and the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings or letters of intent among any of the parties hereto.

10.6 Assignment; Binding Effect.  This Agreement, or any rights hereunder, may not be assigned by any party hereto without the prior written consent of the other parties; provided, however, that either or both of the Buying Parties may, without the consent of the Selling Parties, assign their respective rights hereunder to any of their respective Affiliates or subsidiaries, or to any lender or lenders of either or both of the Buying Parties, or to any party that succeeds to the Purchased Business or Real Property; provided that any such assignment shall not result in a release of the Buying Parties from there continuing obligations under this Agreement.  No assignment in violation of this Section 10.6 shall be effective.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

10.7 Additional Assurances.  The parties shall cooperate in good faith to facilitate and accomplish the transactions contemplated herein.  The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of any party, the other parties shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

10.8 Consents, Approvals and Discretion.  Whenever this Agreement requires any consent or approval to be given by a party or a party must or may exercise discretion, the parties agree that, unless expressly provided to the contrary, such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

10.9 Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of South Carolina, without giving effect to provisions thereof regarding conflict of laws.

10.10 Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in accordance with the following provisions:

(a) Disputes Covered.  The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement.  Disputes include actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action relating to the transactions that are the subject of this Agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute.  In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) Forum.  The forum for the arbitration shall be Greenville, South Carolina.

(c) Selection.  There shall be three arbitrators, unless the parties are able to agree on a single arbitrator.  In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, the Selling Parties shall select one arbitrator and the Buying Parties shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator.  If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association.  The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(d) Administration.  The arbitration shall be administered by the American Arbitration Association.

(e) Rules.  The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts.  If there is any conflict between those rules and the provisions of this section, the provisions of this section shall prevail.

(f) Substantive Law.  The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable Law, but an arbitration decision shall not be subject to review because of errors of Law.  The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at Law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(g) Decision.  The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award.

(h) Expenses.  Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(i) Remedies; Award.  The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in South Carolina. The decision of the arbitrator(s) shall be final, binding, and nonappealable (except in the case of fraud or malfeasance of the arbitrator) with respect to all persons, including without limitation persons who have failed or refused to participate in the arbitration process.  Judgment upon the award may be entered in any court of competent jurisdiction in the United States.

10.11 Waiver.  The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  The waiver by any party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.  The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

10.12  Rules of Interpretation.(a) Whenever this Agreement provides that an event is to occur on or performance of an obligation or activity is to be completed by a specified day or date and the specified day or date falls on a day other than a Business Day, the event will be deemed to have occurred on or the performance will be deemed to have been completed by the specified day or date if it occurs or is completed on the next succeeding Business Day.  For purposes of this Agreement, a "Business Day" shall be any day other than a Saturday, Sunday, bank holiday, or any other day on which the principal offices of either Santolubes or BU are closed as required by Law or as a result of an act of God or other reason beyond their control including, but not limited to, adverse weather conditions.

(b) The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(c) Each of the parties has agreed upon the particular language of the provisions of this Agreement, including all attached Exhibits, Annex and Schedules, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

(d) Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

10.13 Public Announcement.  Neither the Selling Parties nor the Buying Parties shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, (b) comply with Law or accounting disclosure obligations, or (c) respond to inquiries initiated by the press as long as the party making such communications or disclosures informs the other parties in a timely manner that they have been made, and provided further that the parties shall cooperate in making a public announcement concerning this Agreement immediately following its execution.

10.14 Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

10.15 Amendment of Agreement.  This Agreement may be amended by a written instrument duly executed on behalf of each party hereto by its duly authorized officer or employee.

10.16 Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.  In the execution of this Agreement, facsimile or scanned and emailed manual signatures shall be fully effective for all purposes.

10.17 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9, and except as otherwise provided in Section 5.3(a).

(signatures begin on next page)

IN WITNESS WHEREOF, each of the Selling Parties and the Buying Parties have caused this Agreement to be duly executed as of the day and year first written above.

BUYING PARTIES:

SANTOLUBES MANUFACTURING LLC

By: __________________________
      George E. Garrison, sole manager

SANTOLUBES SPARTANBURG HOLDINGS LLC

By: __________________________
      George E. Garrison, sole manager

SELLING PARTIES:

BLACKMAN UHLER SPECIALTIES, LLC

By: Synalloy Corporation, sole member

________________________________
By: Gregory M. Bowie

Title: Vice President of Finance

SYNALLOY CORPORATION

________________________________
By: Gregory M. Bowie

Title: Vice President of Finance

ANNEX A

"Accountants" has the meaning given to such term in Section 1.7(c)(iii).

"Accounts Payable" means the amount of all trade accounts payable related to the Purchased Business, the Purchased Assets and the Real Property determined in accordance with GAAP consistently applied.

"Accounts Receivables" has the meaning given to such term in Section 1.1(i).

"Accruals" means expenses which have been incurred but not yet paid for as of a date in time.

"Ad Valorem Taxes" has the meaning given to such term in Section 5.9.

"Affiliate" of a Person shall mean any Person controlling, controlled by, or under common control with, such Person;

"Agreement" has the meaning given to such term in the forepart of this Agreement.

"Assigned Contracts" has the meaning given to such term in Section 1.1(e).

"Assignment and Bill of Sale" has the meaning given to such term in Section 6.1(a).

"Assumed Liabilities" has the meaning given to such term in Section 1.4.

"Assumption Agreement" has the meaning given to such term in Section 6.2(a).

"Augusta Pump and Treat Remediation Work" mean the operation of the pump and treat and monitoring work with respect to the Augusta Site that is described in Section 5.6 of this Agreement.

"Augusta Site" has the meaning given to such term in the recitals of this Agreement.

"BU" has the meaning given to such term in the forepart of this Agreement.

"Business Day(s)" has the meaning given to such term in Section 10.12(a).

"Buying Parties" has the meaning given to such term in the forepart of this Agreement.

"Claim" has the meaning given to such term in Section 9.9.

"Closing" has the meaning given to such term in Section 1.6.

"Closing Date" has the meaning given to such term in Section 1.6.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Contested Items" has the meaning given to such term in Section 1.7(c)(iii).

"Contract" means any agreement, arrangement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

1

"Customer List" has the meaning given to such term in Section 1.1(k).

"Derived Information" has the meaning given to such term in Section 10.2(d).

"Direct Claim" has the meaning given to such term in Section 9.9.

"Environmental Claim(s)" means any Claim which arises from or in connection with any Hazardous Substance or Environmental, Health or Safety Law.

"Environmental, Health or Safety Law" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, Order, consent decree or judgment relating to or addressing pollution, protection of the environment, health or safety matters relating to (i) the use, handling, or disposal of any Hazardous Substance, or (ii) workplace or worker safety and health, as such requirements are promulgated by any Governmental or Regulatory Authority responsible for administering such requirements.

"ERISA" has the meaning given to such term in Section 3.16.

"ERISA Affiliate" has the meaning given to such term in Section 3.16.

"Excluded Assets" has the meaning given to such term in Section 1.3.

"Financial Statements" has the meaning given to such term in Section 3.9(a).

"GAAP" means generally accepted accounting principles in the United States;

"Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

"Hazardous Substance(s)" mean(s) any substances, materials, and wastes listed by the Environmental Protection Agency as hazardous substances under 40 CFR part 302 and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal Law, including any substance defined as a “hazardous substance” or “hazardous waste” under applicable local, state or federal Law or designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, or defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, or defined as “hazardous substances” pursuant to Section 101 (14) of the Comprehensive Environmental Response, Compensation, and Liability Act..

"Identified Retained Environmental Projects" means the presently scheduled environmental remediation projects set forth in Schedule 5.4.

"Identified Transferred Environmental Projects" means those tasks set forth in Schedule 5.5.

"Indebtedness" means (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any Liabilities or obligations for the deferred purchase price of services with respect to which either of the Selling Parties are liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities which are recorded on the Revised Closing Schedule, (iv) any commitment by which either of the Selling Parties assures a creditor against Loss (including contingent reimbursement obligations with respect to letters of credit), (v) any Indebtedness guaranteed in any manner by either of the Selling Parties (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities or obligations under capitalized leases with respect to which either of the Selling Parties are liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations either of the Selling Parties assures a creditor against Loss (except to the extent recorded on the Revised Closing Schedule and included in the calculation of the Net Book Value in the Master Balance Sheet), (vii) any Liabilities secured by a Lien on either of the  Selling Parties' assets, (viii) any amounts owed by either of the Selling Parties to any Person under any noncompetition, consulting or deferred compensation arrangements and (ix) any deferred purchase price obligations related to past asset or stock acquisitions by either of the Selling Parties with respect to the Purchased Business.

2

"Indemnified Party" has the meaning given to such term in Section 9.4.

"Indemnifying Party" has the meaning given to such term in Section 9.4.

"Intellectual Property" means, collectively, patents, patent disclosures, inventions, designs, models, processes, trademarks, trade names, service marks, trade dress, logos, copyrights and mask works (and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing), computer software (including source and object codes), computer programs, computer data bases, written, magnetic and storage media and related documentation and materials, data, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), Permits, franchises, licenses, distribution rights and the like and other proprietary rights used in or relating to the conduct of the Purchased Business (in whatever form or medium), including all rights to institute and prosecute all suits and proceedings and take all actions necessary or proper to collect, assert or enforce any claim, right of title of any kind in and to the items listed above.

"Intellectual Property Assets" has the meaning given to such term in Section 3.5(a).

"Inventory" means the raw materials, work-in-process, and finished goods, including any inventory of packaging and labels.

"Knowledge" means the knowledge of a fact or other matter by a current officer of BU or Synalloy.  For purposes of this definition, an individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter.

"Law" or "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

"Liability" or "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

"Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sales Contract, title retention Contract or other Contract to give any of the foregoing.

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"Loss" or "Losses" means any and all damages (including incidental, punitive, exemplary and consequential damages), fines, fees, penalties, deficiencies, diminution in value, losses and expenses (including the fees of attorneys and accountants) whether or not arising from a Third Party Claim.

"Manufacturing Equipment" has the meaning given to such term in Section 1.1(b).

"Master Balance Sheet" means the balance sheet and supporting schedules prepared by the Selling Parties in accordance with GAAP, reflecting the Purchased Assets, Assumed Liabilities, and Net Book Value of BU as of the Closing Date and any reserved liabilities relating to the Real Property.

"Material" or  "Materially" means any fact or circumstance that involves or is likely to involve matters that give rise or could reasonably be expected to give rise to Losses, Liabilities, damages (including punitive damage and consequential damage), costs or expenses in an amount equal to, or more than, Two Thousand Five Dollars ($2,500).

"Material Adverse Effect" means, with respect to any event, act, circumstance, condition, change, development, effect or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, circumstance or circumstances, condition or conditions, change or changes, development or developments, effect or effects or occurrence or occurrences, whether or not related, a material adverse effect upon, any of (a) the condition (financial or otherwise), operations or results of operations, business, properties, assets or Liabilities of the Purchased Business, taken as a whole, (b) the rights and remedies of a party under this Agreement, or the ability of any party to perform any of its obligations under this Agreement to which it is a party, or (c) the legality, validity or enforceability of this Agreement, but excluding (i) any such effect that results from changes affecting general U.S. or worldwide economic or capital market conditions, (ii) any such effect that results from changes affecting the chemical industry generally, (iii) any changes in any Law or changes in the interpretation thereof by any Governmental or Regulatory Entity affecting the Purchased Business, (iv) the announcement or pendency of the transaction contemplated by this Agreement, or (v) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

"Motor Vehicles" has the meaning given to such term in Section 1.1(c).

"Net Book Value" means the recorded costs, net of reserves, of the Purchased Assets, less the Assumed Liabilities, all as of the Closing Date, and all determined in accordance with GAAP consistently applied and to the extent consistent therewith, in accordance with BU's historical practices.

"Notices" has the meaning given to such term in Section 10.3.

"Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

"Outsourcing Agreement" means that certain outsourcing services agreement, dated as of October 2, 2009, between Synalloy and Santolubes, substantially in the form attached as Exhibit B

"Permits" means all licenses, permits, certificates of authority, certificates of inspection, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority or any other Person.

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"Permitted Lien(s)" means: (i) statutory liens for current Taxes or other governmental charges with respect to the Real Property or Purchased Assets not yet due and payable or the amount or validity of which is being contested and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which could not, individually or in the aggregate, have a Material Adverse Effect on BU; (iii) zoning, entitlement, building and other land use regulations imposed by a Governmental or Regulatory Authority having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (iv) covenants, conditions, restrictions and easements of record and other matters of record affecting title to the Sites which do not Materially interfere with the use or occupancy of the Sites currently used in the Purchased Business; and (v) any Lien or other matter identified on Schedule 3.11.

"Person" shall mean and include any individual, corporation, partnership, firm, association, joint venture, trust or other entity, or any government, regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

"Prepaid Expenses" has the meaning given to such term in Section 1.1(f).

"Products" has the meaning given to such term in the recitals of this Agreement.

"Protest Notice" has the meaning given to such term in Section 1.7(c)(ii).

"Provided Information" has the meaning given to such term in Section 10.2(d).

"Purchase Price" has the meaning given to such term in Section 1.7(a).

"Purchased Assets" has the meaning given to such term in Section 1.1.

"Purchased Business" has the meaning given to such term in the recitals of this Agreement.

"Purchased Business Employees" has the meaning given to such term in Section 3.15.

"RCRA Permit Financial Assurance Agreement" means the agreement in the form of Exhibit C.

"Real Property" has the meaning given to such term in Section 2.1.

"Real Property Lease" has the meaning given to such term in Section 2.1.

"Real Property Purchase Price" has the meaning given to such term in Section 2.2.

"Reasonable Efforts" means the good faith and commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) and any condition that results in the exposure of a Person to a Hazardous Substance.

"Restricted Products" collectively means and refers to the Products, and any hydrogenated or spray dried products, and any products that are competitive with any of the foregoing, but excluding any products currently or previously sold by Manufacturer’s Chemicals, LLC, an Affiliate of Synalloy, prior to the Closing Date that were not manufactured by Manufacturer’s Chemicals, LLC, for or on behalf of BU.

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"Retained Liabilities" has the meaning given to such term in Section 1.5.

"Revised Closing Date Balance Sheet" has the meaning given to such term in Section 1.7(c)(i).

"Revised Closing Schedule" has the meaning given to such term in Section 1.7(c)(i).

"Santolubes" has the meaning given to such term in the forepart of this Agreement.

"Santolubes Indemnified Party" has the meaning given to such terms in Section 9.2.

"Santolubes Resolutions" has the meaning given to such term in Section 6.2(c).

"Santolubes Spartanburg" has the meaning given to such term in the forepart of this Agreement.

"Sellers' Resolutions" has the meaning given to such term in Section 6.1(i).

"Selling Parties" has the meaning given to such term in the forepart of this Agreement.

"Selling Parties Indemnified Parties" has the meaning given to such term in Section 9.3.

"Selling Parties Indemnified Party" has the meaning given to such term in Section 9.3.

"Sites" has the meaning given to such term in the recitals of this Agreement.

"Spartanburg Site" has the meaning given to such term in the recitals of this Agreement.

"Supplier List" has the meaning given to such term in Section 1.1(l).

"Synalloy" has the meaning given to such term in the forepart of this Agreement.

"Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

"Territory" shall mean Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Bermuda, British Virgin Islands, Cayman Islands, Cuba, Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Montserrat, Netherlands Antilles, Puerto Rico, Saint Kitts and Nevis, Saint Lucia, Saint Vincent and the Grenadines, Trinidad and Tobago, US Virgin Islands, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Paraguay, Peru, Suriname, Uruguay, Venezuela, Canada, Mexico, United States, Belarus, Bulgaria, Czech Republic, Hungary, Moldova, Poland, Romania, Russian Federation, Slovakia, Ukraine, Denmark, Estonia, Faroe Islands (Denmark), Finland, Greenland (Denmark), Iceland, Ireland, Latvia, Lithuania, Northern Ireland (UK), Norway, Scotland (UK), Sweden, United Kingdom, Wales (UK), Albania, Andorra, Bosnia and Herzegovina, Croatia (Hrvatska), Cyprus, Gibraltar (UK), Greece, Holy See (Vatican City State), Italy, Macedonia, Rep. of, Malta, Montenegro, Portugal, San Marino, Serbia, Slovenia, Spain, Turkey, Austria, Belgium, France, Germany, Liechtenstein, Luxembourg, Monaco, Netherlands, and Switzerland.

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"Third Party Claim" has the meaning given to such term in Section 9.9.

"Threshold" has the meaning given to such term in Section 9.5.

"Transaction Documents" means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement, including without limitation, this Agreement, the Assignments and Bills of Sale, the Assumption Agreements, the Real Property Lease, the Outsourcing Agreement, and the limited or special warranty deed, as applicable, with respect to the Spartanburg Site.

"Workers Compensation Law" means the South Carolina Workers' Compensation Laws or the similar Laws of another state.

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EXHIBIT A

REAL PROPERTY LEASE

EXHIBIT B

OUTSOURCING AGREEMENT

EXHIBIT C

RCRA PERMIT FINANCIAL ASSURANCE AGREEMENT